     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1997


                                           Registration Statement No. 333-21583

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           -------------------------

                                AMENDMENT NO. 1
                                       ON
                                    FORM S-4
                                       TO
                                    FORM S-2
                                      AND

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933
                           -------------------------

                          AMERICAN REALTY TRUST, INC.
      (Exact name of registrant as specified in its governing instrument)

      GEORGIA                                          54-0697989
(State of Incorporation)                  (I.R.S. Employer Identification No.)

                                     6513
                         (Primary Standard Industrial)
                          Classification Code Number)
                         10670 NORTH CENTRAL EXPRESSWAY
                                   SUITE 300
                              DALLAS, TEXAS 75231
                                 (214) 692-4700
         (Address and telephone number of principal executive offices)
                            ROBERT A. WALDMAN, ESQ.
                         10670 NORTH CENTRAL EXPRESSWAY
                                   SUITE 300
                              DALLAS, TEXAS 75231
                                 (214) 692-4700
           (Name, address and telephone number of agent for service)
                           -------------------------
                                    Copy to:
                           THOMAS R. POPPLEWELL, ESQ.
                             Andrews & Kurth L.L.P.
                            4400 Thanksgiving Tower
                              Dallas, Texas 75201
                           -------------------------

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                        CALCULATION OF REGISTRATION FEE


===================================================================================================================================
                                                                                                    Proposed
                 Title of Each Class                                          Proposed              Maximum
                 of Securities to be                     Amount to be     Maximum Offering     Aggregate Offering      Amount of
                      Registered                          Registered     Price Per Unit(1)          Price(1)       Registration Fee
------------------------------------------------------ ---------------- --------------------  -------------------- -----------------
Preferred Stock, $2.00 par value...................... 12,500,000 SHARES       $10.00           $125,000,000.00    $37,878.79 (3)
------------------------------------------------------ ---------------- --------------------  -------------------- -----------------
COMMON STOCK, $0.01 PAR VALUE.........................   8,750,000 SHARES       (2)
------------------------------------------------------ ---------------- --------------------  -------------------- -----------------


(1)  ESTIMATED SOLELY FOR THE PURPOSE OF COMPUTING THE REGISTRATION FEE.
(2) COMMON STOCK OF THE REGISTRANT, TO BE ISSUED UPON CONVERSION OF THE PREFERRED STOCK BEING REGISTERED HEREUNDER. SUCH SHARES OF COMMON STOCK WILL, IF ISSUED, BE ISSUED FOR NO ADDITIONAL CONSIDERATION AND THEREFORE NO REGISTRATION FEE IS REQUIRED.

(3)  FEE PREVIOUSLY PAID.

                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


     PURSUANT TO RULE 429, THE PROSPECTUS CONTAINED HEREIN ALSO RELATES TO SHARES OF THE REGISTRANT'S PREFERRED STOCK AND COMMON STOCK PREVIOUSLY REGISTERED ON FORM S-2 (REGISTRATION STATEMENT NO. 333-21583). THIS AMENDMENT ALSO CONSTITUTES AN AMENDMENT NO. 1 TO FORM S-2, FILED TO THE REGISTRATION STATEMENT NO. 333-21583.


===============================================================================

                          AMERICAN REALTY TRUST, INC.
                           -------------------------

                       CROSS REFERENCE SHEET TO FORM S-4

                                                                                         Location in
                           Item Number and Caption                                        Prospectus
                           -----------------------                                        ----------
A.     INFORMATION ABOUT THE TRANSACTION
  1.   Forepart of Registration Statement and Outside Front Cover Page
       of Prospectus........................................................ Cover Page; Outside Front Cover Page
  2.   Inside Front and Outside Back Cover Pages of Prospectus.............. Inside Front and Outside Back Cover Pages
  3.   Risk Factors, Ratio of Earnings to Fixed Charges and Other
       Information.......................................................... *
  4.   Terms of the Transaction............................................. Outside Front Cover Page
  5.   Pro Forma Financial Information...................................... *
  6.   Material Contracts with the Company Being Acquired................... *
  7.   Additional Information Required for Reoffering by Persons and
       Parties Deemed to be Underwriters.................................... *
  8.   Interests of Named Experts and Counsel............................... *
  9.   Disclosure of Commission Position on Indemnification for
       Securities Act Liabilities........................................... *
B.     INFORMATION ABOUT THE REGISTRANT
 10.   Information with Respect to S-3 Registrants.......................... *
 11.   Incorporation of Certain Information by Reference.................... *
 12.   Information with Respect to S-2 or S-3 Registrants................... THE COMPANY, THE BUSINESS OF THE
                                                                             COMPANY, SELECTED FINANCIAL DATA,
                                                                             MANAGEMENT'S DISCUSSION AND
                                                                             ANALYSIS OF FINANCIAL CONDITION AND
                                                                             RESULTS OF OPERATIONS, FINANCIAL
                                                                             STATEMENTS
 13.   Incorporation of Certain Information by Reference.................... INCORPORATION OF CERTAIN DOCUMENTS
                                                                             BY REFERENCE
14.    Information with Respect to Registrants other than
       S-3 or S-2 Registrants............................................... *
C.     INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.   Information with Respect to S-3 Companies............................ **
 16.   Information with Respect to S-2 or S-3 Companies..................... **
 17.   Information with Respect to other than S-3 or S-2 Companies.......... **
D.     VOTING AND MANAGEMENT INFORMATION
 18.   Information if Proxies, Consents or Authorizations are to be
       Solicited............................................................ **
 19.   Information if Proxies, Consents or Authorizations are not to be
       Solicited or in an Exchange Offer.................................... **

*      Not applicable
** To be included in the Prospectus by means of a post - effective amendment.

                                EXPLANATORY NOTE



         Pursuant to its Registration Statement on Form S-2 (Reg. No. 333-21583), American Realty Trust, Inc. (the "Company") registered (i) the offering by the Company from time to time of up to 5,000,000 shares of its Preferred Stock and (ii) in the event such Preferred Stock is convertible, the offering by the Company up to 3,500,000 shares of Common Stock, into which such Preferred Stock is convertible. The Registration Statement on Form S-2 was never declared effective by the Commission.



         This Amendment No. 1 is filed for the purpose of amending the form of the Registration Statement from Form S-2 to reduce the number of shares registered therein to zero, and to amend the Registration Statement on Form S-4 (Registration Statement No. 333- 21591) to include the shares previously registered on Form S-2.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED APRIL 29, 1997

                          AMERICAN REALTY TRUST, INC.
                                PREFERRED STOCK
                                  COMMON STOCK


         American Realty Trust, Inc. (the "Company"), a Georgia corporation, may offer from time to time shares of preferred stock, par value $2.00 per share (the "Preferred Stock"), and in the event such Preferred Stock is convertible, common voting stock, par value $.01 per share (the "Common Stock"), into which such Preferred Stock is convertible having a public offering price of up to an aggregate of $125,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of the offering. The Preferred Stock may be offered in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").


         The specific terms of the Preferred Stock and the Common Stock (collectively, the "Offered Securities"), in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, the specific number of shares, title, stated value and liquidation preference of each share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions and any conversion or exchange fund provisions. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.


         It is expected that the terms of acquisitions involving the issuance of the shares of Offered Securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Offered Securities issued will be valued at prices reasonably related to the market price of the Offered Securities either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the resale of shares of Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



      THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.


                               ------------------


                 The date of this Prospectus is April 29, 1997

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. Reports and proxy and information statements filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of such Web site is "http://www.sec.gov". In addition, reports, proxy statements and other information concerning the Company (symbol: "ARB") can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005-2601, on which the shares of Common Stock of the Company are listed.

         The Company has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Preferred Stock and Common Stock of the Company. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Preferred Stock and Common Stock, reference is made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:


         1. The Company's Report on Form 8-K, dated December 18, 1996, as filed with the Commission on January 15, 1997.



         2. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Commission on March 31, 1997.



         3. The Annual Report on Form 10-K for Continental Mortgage and Equity Trust for the year ended December 31, 1996, as filed with the Commission on March 14, 1997.



         4. The Annual Report on Form 10-K for Income Opportunity Realty Investors, Inc. for the year ended December 31, 1996, as filed with the Commission on March 13, 1997.



         5. The Annual Report on Form 10-K for Transcontinental Realty Investors, Inc. for the year ended December 31, 1996, as filed with the Commission on March 26, 1997.



         6. The Annual Report on Form 10-K for National Realty, L.P. for the year ended December 31, 1995, as filed with the Commission on March 25, 1997.


         Each document filed subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to termination of the offering of the Preferred Stock shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained in a document that is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement, and any statement contained in this Prospectus shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to American Realty Trust, Inc., 10670 North Central Expressway, Suite 300, Dallas, Texas 75231, Attention: Investor Relations. The Company's telephone number is
(214) 692-4700.

                       RATIO OF EARNINGS TO FIXED CHARGES


         The following table summarizes the ratio of the Company's earnings to combined fixed charges and preferred stock dividends (the "Earnings to Combined Fixed Charges Ratio") for each of the five fiscal years of the Company ended December 31, 1996:






                                                        Year Ended December 31,
                                            1996        1995       1994       1993       1992
                                            ----        ----       ----       ----       ----
RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED STOCK DIVIDENDS       *         *          *          *          *



* Earnings were inadequate to cover fixed charges by $4,819,000, $189,000, $1,390,000, $4,923,000 and $7,117,000 in 1996, 1995, 1994, 1993 and 1992,
respectively.


                                USE OF PROCEEDS

         Unless otherwise indicated in a Prospectus Supplement with respect to the proceeds from the sale of the particular shares of Preferred Stock to which such Prospectus Supplement relates, the Company plans to use the net proceeds for working capital and general corporate purposes, including, among other things, the development and acquisition of additional properties and other acquisition transactions and the payment of certain outstanding debt.

                                  THE COMPANY

         The Company, a Georgia corporation, is the successor to a District of Columbia business trust organized pursuant to a declaration of trust dated July 14, 1961. The business trust merged into the Company on June 24, 1988. The Company invests in equity interests in real estate (including equity securities of real estate-related entities), leases, joint venture development projects and partnerships and finances real estate and real estate activities through investments in mortgage loans. The Company has invested in private and open market purchases in the equity securities of Continental Mortgage and Equity Trust ("CMET"), Income Opportunity Realty Investors, Inc. ("IORI"), Transcontinental Realty Investors, Inc. ("TCI") and National Realty, L.P. ("NRLP").

         The Company's board of directors has broad authority under the Company's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate related activities.

         Although the Company's board of directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, the day-to-day operations of the Company are performed by Basic Capital Management, Inc. ("BCM" or the "Advisor"). BCM is a contractual advisor under the supervision of the Company's board of directors. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources for the Company. BCM also serves as a consultant in connection with the Company's business plan and investment policy decisions made by the Company's board of directors.


         BCM is a company owned by a trust for the benefit of the children of Gene E. Phillips, the Chairman of the Board and a Director of the Company until November 16, 1992. Gene Phillips served as a director of BCM until December 22, 1989 and as Chief Executive Officer of BCM until September 1, 1992. Gene Phillips currently serves as a representative of the trust for the benefit of his children that owns BCM and, in such capacity, Gene Phillips has substantial contact with the management of BCM and input with respect to BCM's performance of advisory services to the Company. Ryan T. Phillips, the son of Gene Phillips and a Director of the Company until June 4, 1996, is also a director of BCM and a trustee of the trust for the benefit of the children of Mr. Phillips which owns BCM. As of April 11, 1997, BCM owned 5,115,060 shares of the Company's Common Stock, approximately 39.6% of the shares then outstanding. BCM has been providing advisory services to the Company since February 6, 1989. BCM also serves as advisor to CMET, IORI and TCI. Randall M. Paulson, Bruce A. Endendyk and Thomas A. Holland, executive officers of the Company, are also executive officers of CMET, IORI and TCI. Oscar W. Cashwell, a Director of the Company, served as Executive Vice President of BCM until January 10, 1997. Randall M. Paulson, Executive Vice President of the Company, serves as President and sole director of Syntek Asset Management, Inc. ("SAMI"), the managing general partner of Syntek Asset Management, L.P. ("SAMLP"), the general partner of NRLP and National Operating, L.P. ("NOLP"), the operating partnership of NRLP. Mr. Phillips is also a general partner of SAMLP and served as a director and Chief Executive Officer of SAMI until May 15, 1996. SAMI is a company owned by BCM. BCM performs certain administrative functions for NRLP and NOLP on a cost reimbursement basis.


         Since February 1, 1990, affiliates of BCM have provided property management services to the Company. Currently, Carmel Realty Services, Ltd. ("Carmel, Ltd.") provides such property management services. Carmel, Ltd. subcontracts with other entities for the provision of the property-level management services to the Company at various rates. The general partner of Carmel, Ltd. is BCM. The limited partners of Carmel, Ltd. are (i) Syntek West, Inc. ("SWI"), of which Gene Phillips is the sole shareholder, (ii) Gene Phillips and (ii) a trust for the benefit of the children of Gene Phillips. Carmel, Ltd. subcontracts the property-level management of the Company's hotels, shopping centers, one of its office buildings and the Denver Merchandise Mart to Carmel Realty, Inc. ("Carmel Realty") which is owned by SWI. Carmel Realty is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Carmel, Ltd.


         Affiliates of the Advisor are also entitled to receive real estate brokerage commissions in accordance with the terms of the Advisory Agreement.


         The Company has no employees. Employees of BCM render services to the Company.

         The Company's principal offices are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231. The Company's telephone number is
(214) 692-4700.


                          THE BUSINESS OF THE COMPANY

GENERAL

         The Company, a Georgia corporation, is the successor to a District of Columbia business trust. The Company elected to be treated as a Real Estate Investment Trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), during the period June 1, 1987 through December 31, 1990. The Company allowed its REIT tax status to lapse in 1991.

         The Company's primary business is investing in equity interests in real estate (including equity securities of real estate-related entities), leases, joint venture development projects and partnerships and financing real estate and real estate activities through investments in mortgage loans, including first, wraparound and junior mortgage loans.


         The Company's business is not seasonal. The Company has determined to pursue a balanced investment policy, seeking both current income and capital appreciation. The Company's plan of operation is to continue, to the extent its liquidity permits, to make equity investments in lower risk real estate such as apartment complexes and residential development projects or equity securities of real estate-related entities and to continue to service and hold for investment its mortgage notes. The Company also intends to pursue higher risk, higher reward investments, such as developed, partially developed and undeveloped land where it can obtain financing of a significant portion of a property's purchase price. The Company intends to seek selected dispositions of certain of its assets, in particular certain of its land holdings, where the prices obtainable for such assets justify their disposition. The Company intends to continue to service and hold for investment its mortgage notes. The Company also intends to pursue its rights vigorously with respect to mortgage notes receivable that are in default.


         The Company's board of directors has broad authority under the Company's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate related activities.

         The Company's board of directors may devote available assets to particular investments or types of investments, without restriction on the amount or percentage of the Company's assets that may be so devoted to a single investment or to any particular type of investment, and without limit on the percentage of securities of any one issuer that the Company may acquire. The Company's investment objectives and policies may be changed at any time by the Company's board of directors without the approval of the Company's shareholders.


         The specific composition of the Company's real estate and mortgage notes receivable portfolios from time to time depends largely on the judgment of the Company's management as to changing investment opportunities and the level of risk associated with specific investments or types of investments. The Company's management intends to continue to maintain real estate and mortgage notes receivable portfolios diversified by location and type of property. In addition to its equity investments in real estate and mortgage notes, the Company has also invested in private and open market purchases of the equity securities of CMET, IORI, TCI and NRLP.


GEOGRAPHIC REGIONS



The Company has divided the continental United States into the following six geographic regions.



         Northeast region comprised of the states of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont, and the District of Columbia. The Company has no properties in this region.



         Southeast region comprised of the states of Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. The Company has one hotel in this region.



         Southwest region comprised of the states of Arizona, Arkansas, Louisiana, New Mexico, Oklahoma and Texas. The Company has one commercial property in this region.



         Midwest region comprised of the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, West Virginia and Wisconsin. The Company has three commercial properties and one hotel in this region.



         Mountain region comprised of the states of Colorado, Idaho, Montana, Nevada, Utah and Wyoming. The Company has one commercial property and one hotel in this region.



         Pacific region comprised of the states of California, Oregon and Washington. The Company has no properties in this region.



Excluded from the above are 17 parcels of developed, partially developed and undeveloped land and a single family residence in Dallas, Texas as described below.


REAL ESTATE


         At December 31, 1996, approximately 75% of the Company's assets were invested in real estate and the equity securities of real estate entities. The Company has invested in real estate located throughout the continental United States, either on a leveraged or nonleveraged basis. The Company's real estate portfolio consists of properties held for investment, investments in partnerships, properties held for sale and investments in equity securities of CMET, IORI, TCI and NRLP.



         Types of Real Estate Investments. The Company's real estate consists of commercial properties (office buildings, shopping centers and a merchandise mart), hotels and developed, partially developed and undeveloped land. In selecting new real estate investments, the location, age and type of property, gross rents, lease terms, financial and business standing of tenants, operating expenses, fixed charges, land values and physical condition are among the factors considered. The Company may acquire properties subject to or assume existing debt and may mortgage, pledge or otherwise obtain financing for its properties. The Company's Board of Directors may alter the types of and criteria for selecting new real estate investments and for obtaining financing without a vote of the Company's stockholders.



         Although the Company has typically invested in developed real estate, the Company may also invest in new construction or development either directly or in partnership with nonaffiliated parties or affiliates (subject to approval by the Company's Board of Directors). To the extent that the Company invests in construction and development projects, the Company would be subject to business risks, such as cost overruns and construction delays, associated with such higher risk projects.



         At December 31, 1996, the Company had no properties on which significant capital improvements were in process.



         In the opinion of the Company's management, the properties owned by the Company are adequately covered by insurance.



         The following table sets forth the percentages, by property type and geographic region, of the Company's owned real estate (excluding the 17 parcels of developed, partially developed and undeveloped land, and a single family residence, described below) at December 31, 1996.



                                                     Commercial
         Region                                      Properties     Hotels
         ------                                      ----------     ------

         Midwest........................             60%              34%
         Mountain.......................             20               33
         Southwest......................             20                -
         Southeast......................              -               33
                                                    ---              ---
                                                    100%             100%



         The foregoing table is based solely on the commercial square footage and hotel rooms owned by the Company, and does not reflect the value of the Company's investment in each region. Excluded from the above table are a single family residence in Dallas, Texas and 17 parcels of developed, partially developed and undeveloped land consisting of: 10 developed residential lots in a residential subdivision in Fort Worth, Texas, 2 parcels of partially developed land in Las Colinas, Texas, totaling 128.3 acres, 3.5 acres of undeveloped land in downtown Atlanta, Georgia, 42.7 acres of partially developed land in Denver, Colorado, 567.7 acres of partially developed land in Houston, Texas, 280.0 acres of partially developed land in Dallas, Texas, 78.45 acres of partially developed land in Lewisville, Texas, 452.0 acres of partially developed land in Irving, Texas, 420.0 acres of undeveloped land in Duchense, Utah, 82.4 acres of undeveloped land in Oceanside, California, and 6 additional parcels of land totaling approximately 74.5 acres.

         A summary of the activity in the Company's owned real estate portfolio during 1996 is as follows:



            Owned properties in real estate portfolio at January 1, 1996..        15*
            Properties acquired through purchase..........................        12
            Properties sold...............................................        (1)


            Owned properties in real estate portfolio at
            December 31, 1996...........................................        26*




---------------------
* Includes one residential subdivision with 22 developed residential lots at January 1, 1996, and 10 developed residential lots at December 31, 1996.



         Properties Held for Investment. Set forth below are the Company's properties held for investment and the average annual rental rate for commercial properties and the average daily room rate for hotels and occupancy at December 31, 1996, 1995 and 1994 for commercial properties and average occupancy during 1996, 1995 and 1994 for hotels:




                                                              Rent Per Square Foot
                                                               Average Room Rate                     Occupancy
                                                               -----------------                     ---------
                                       Square Footage/
    Property         Location                Rooms        1996       1995       1994     1996       1995      1994
    --------         --------          -----------------------       ----       ----     ----       ----      ----

Office Building
Rosedale Towers      Minneapolis, MN      84,798 Sq.Ft.   $14.88     $13.16     $14.46   91%        90%       94%

Shopping Center
Oak Tree Village     Lubbock, TX          45,623 Sq.Ft.   7.98       7.34       *        89%        91%       *
Park Plaza           Manitowoc, WI        105,507 Sq.Ft.  5.61       5.72       5.65     100%       93%       93%

Merchandise Mart
Denver Mart          Denver, CO           509,008 Sq.Ft.  15.33      14.53      14.18    95%        96%       97%

Hotels
Best Western         Virginia Beach, VA   110 Rooms       41.11      *          *        42%        *         *
  Oceanside
Inn at the Mart      Denver, CO           156 Rooms       46.66      44.69      42.38    36%        40%       42%
Kansas City
  Holiday Inn        Kansas City, MO      196 Rooms       66.46      61.66      52.47    79%        75%       75%

Single Family
Residence
Tavel Circle         Dallas, TX           2,271 Sq.Ft.




*  Property was acquired in 1996 or 1995.


Occupancy presented above is without reference to whether leases in effect are at, below or above market rates.


         In April 1996, the Company refinanced the $5.1 million of mortgage debt secured by the Denver Merchandise Mart in Denver, Colorado for $15.0 million. The new loan is secured by a mortgage against the Denver Merchandise

Mart and a pledge of 632,000 newly issued shares of the Company's Common Stock. The Company received net refinancing proceeds of $7.8 million after the payoff of the existing mortgage debt, purchasing the ground lease on the Denver Merchandise Mart for $678,000 and payment of various closing costs associated with the refinancing. The new loan bears interest at a variable rate, currently 10.5% per annum, requires monthly principal and interest payments of $142,000 and matures in October 1997. The Company paid BCM a mortgage brokerage and equity refinancing fee of $150,000 based upon the $15.0 million refinancing. In May 1996, the Company purchased a 2,271 square foot single family residence in Dallas, Texas, for $266,000 in cash. In August 1996, the Company obtained mortgage financing on the residence in the amount of $173,000. The Company received net financing proceeds of $168,000 after the payment of various closing costs associated with the financing. The loan bears interest at a variable rate, currently 9.25% per annum, requires monthly principal and interest payments of $2,000 and matures in August 2008. The residence is currently being leased.



         In August 1996, the Company refinanced the $2.4 million of mortgage debt secured by the Rosedale Towers Office Building in Roseville, Minnesota for $2.8 million. The Company received net refinancing proceeds of $154,000 after the payoff of the existing mortgage debt and payment of various closing costs associated with the refinancing. The Company also received 564,704 shares of Common Stock of the Company that it had pledged as additional collateral on the retired mortgage debt. The new loan bears interest at 9.05% per annum, requires monthly principal and interest payments of $24,000 and matures in August 2006. The Company paid BCM a mortgage brokerage and equity refinancing fee of $28,000 based upon the $2.8 million refinancing.



         Also in August 1996, the Company financed the previously unencumbered Inn at the Mart in Denver, Colorado for $2.0 million to facilitate renovation of the property. The Company received net financing proceeds of $890,000 after the payment of various closing costs associated with the financing and a $1.1 million renovation holdback. The lender advanced the $1.1 million renovation holdback in December 1996. The new loan bears interest at a variable rate, currently 10.50% per annum and requires monthly interest only payments through February 1, 1998. Commencing March 1, 1998, monthly payments of interest plus a $3,000 principal paydown are required until maturity on September 1, 2001. The Company paid BCM a mortgage brokerage and equity refinancing fee of $9,500 based upon the $2.0 million financing.



         In December 1996, the Company purchased the Best Western Oceanside Hotel in Virginia Beach, Virginia, for $6.8 million. The Company acquired the property through Ocean Beach Partners, L.P. ("Ocean LP"), a newly formed partnership of which a wholly-owned subsidiary of the Company is the 1% general partner and the Company is the 99% Class B limited partner. In conjunction with the acquisition, Ocean, LP issued 1,813,660 Class A limited partner units in Ocean LP having an agreed value of $1.00 per partnership unit to the former owners of the property. The Class A limited partner units are entitled to a $.095 per unit annual preferred return. The Class A limited partners do not otherwise participate in the income, loss or cash flow of the partnership. The Class A limited partner units may be exchanged for Series D Cumulative Preferred Stock in the Company at a rate of 20 units per share of Preferred Stock. The Company obtained new mortgage financing for the remaining $5.0 million of the purchase price. The mortgage bears interest at 9.94% per annum, requires monthly payments of principal and interest of $49,000 and matures in January 2007.



         In December 1996, the Company obtained second lien financing on the Kansas City Holiday Inn in Kansas City, Missouri, of $3.2 million. The Company received net financing proceeds of $3.0 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 15% per annum, requires monthly interest payments of $41,000 and matures in February 1999.



         Properties Held for Sale. Set forth below are the Company's properties held for sale, primarily undeveloped, partially developed and undeveloped land, and the average annual rental rate and an occupancy at December 31, 1996, 1995, and 1994 of its commercial property:

                                                              Rent Per Square Foot                  Occupancy
                                                              --------------------                  ---------
                                          Acres/Lots/
    Property         Location          Square Footage     1996       1995       1994     1996      1995     1994
   ---------         --------          --------------
Office Building
---------------

Mopac                St. Louis, MO     400,000 Sq. Ft     $   .16    $  .17     $  .14   100%      100%     100%

Land
--------------
Atlanta              Atlanta, GA           3.5 Acres
Las Colinas I        Las Colinas, TX       68.0 Acres
BP Las Colinas       Las Colinas, TX       60.3 Acres
Rivertrails I        Ft. Worth, TX         10.0 Lots
Parkfield            Denver, CO            442.7 Acres
Pin Oak              Houston, TX           567.7 Acres
Valwood              Dallas, TX            280.0 Acres
Lewisville           Lewisville, TX        78.5 Acres
Valley Ranch         Irving, TX            452.0 Acres
Jeffries Ranch       Oceanside, CA         82.4 Acres
Bad Lands            Duchense, Utah        420.0 Acres
Other
   (6 properties)    Various               74.5 Acres




         In October 1995, the Company purchased BP Las Colinas, a 92.6 acre parcel of partially developed land in Las Colinas, Texas. In February 1996, the Company entered into a contract to sell 72.5 acres of such parcel for $12.9 million. The contract called for the sale to close in two phases. In July 1996, the Company completed the first phase sale of 32.3 acres for $4.9 million in cash. In accordance with the terms of the term loan secured by such property, the Company applied the net proceeds of the sale, $4.7 million, to pay down the term loan, in exchange for that lenders' release of its collateral interest in the 32.3 acres sold. The Company recognized a gain of $2.0 million on such sale. In February 1997, the Company completed the second phase sale of 40.2 acres for $8.0 million, of which $7.2 million was paid in cash. Of the net sales proceeds of $6.9 million, $1.5 million was used to payoff the underlying debt secured by the BP Las Colinas parcel, pay a $500,000 maturity fee to the lender, make a $1.5 million principal paydown on a note secured by Parkfield land in Denver, Colorado with the same lender, and $1.0 million was applied as a principal paydown on the term loan secured by the Las Colinas I land parcel. In conjunction with the sale the Company provided $800,000 in purchase money financing in the form of a six month unsecured loan. The loan bears interest at 12% per annum, with all accrued but unpaid interest and principal due at maturity. The Company recognized a gain of $3.4 million on such sale, deferring an additional $800,000 of gain until the loan is paid in full.



         In March 1996, the Company sold 2.3 acres of the Las Colinas I land parcel for $961,000 in cash. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net proceeds of the sale, $891,000, to pay down the term loan. The Company recognized a gain of $538,000 on the sale. In May 1996, the Company sold an additional 2.3 acres of the Las Colinas I land parcel for $941,000 in cash. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net proceeds of the sale of $864,000 to pay down the term loan. The Company recognized a gain of $534,000 on the sale.



         In June 1996, the Company purchased Parkfield land, 442.7 acres of partially developed land in Denver, Colorado, for $8.5 million. In connection with the acquisition, the Company obtained mortgage financing of $7.5 million and issued to the seller 15,000 shares of the Company's Series C Cumulative Convertible Preferred Stock with an aggregate liquidation preference of $1.5 million. The excess financing proceeds of $500,000 were applied to the payment of various closing costs associated with the acquisition. The loan bears interest at 15% per annum, requires monthly interest only payments at a rate of 12% per annum, with the remaining 3% being deferred and added to the principal balance of the loan. The principal balance, accrued and unpaid interest and a $600,000 "maturity fee" is due at the loan's maturity in June 1998. The Company paid a real estate brokerage commission of $255,000 to Carmel Realty, based on the $8.5 million purchase price.



         Also in June 1996, the Company sold for $120,000 in cash a parcel of land in Midland, Michigan that was leased under a long-term ground lease. The Company recognized a gain of $44,000 on the sale.



         In July 1996, the Company purchased Pin Oak land, 567.7 acres of partially developed land in Houston, Texas for $6.2 million. The Company paid $451,000 in cash and obtained seller mortgage financing for the remaining $5.7 million of the purchase price. The loan bears interest at 9% per annum, required a $500,000 principal and interest payment on November 1, 1996 and requires quarterly principal and interest payments of $145,000, thereafter. The loan matures in August 1998. The Company paid a real estate brokerage commission of $187,000 to Carmel Realty based on the $6.2 million purchase price. In September 1996, the Company entered into a contract to sell the land for a price in excess of the land's purchase price and carrying and estimated selling costs. The sale, should it be consummated, would close on or about December 1, 1997.



         In August 1996, the Company purchased a pool of assets for $3.1 million from Southmark Corporation ("Southmark"), consisting of a total of
151.5 acres of unimproved land in California, Indiana and Idaho, various percentage interests, ranging from 15% to 45%, in five partnerships and trusts that hold an unsecured note receivable with a principal balance of $3.4 million and Southmark's 19.2% limited partner interest in SAMLP, as more fully discussed in "Investments in Real Estate Investment Trusts and Real Estate Partnerships," below. To complete the acquisition, the Company borrowed an additional $3.0 million from the lender whose term loan is secured by the Las Colinas I land in Las Colinas, Texas. The term loan was amended to increase the loan amount from $10.9 million to $13.9 million. The $3.0 million advance is secured by the 82.4 acres of unimproved land acquired from Southmark in Oceanside, California and the 19.2% limited partner interest in SAMLP.



         Also in August 1996, the Company purchased Valwood land, 280 acres of partially developed land in Dallas County, Texas, for $13.5 million. The Company paid $3.8 million in cash and obtained new mortgage financing for the remaining $9.7 million of the purchase price as a third advance under the term loan from the Las Colinas I lender discussed above. The term loan was again amended increasing the term loan amount from $13.9 million to $19.5 million with an additional $4.0 million being loaned on an overline advance note. The amendment also changed the principal reduction payments to $2.0 million in November 1996 and $3.0 million on the last day of March 1997, June 1997, September 1997 and January 1998, and added 240 acres of the Valwood land as additional collateral on the term loan. All other terms of the term loan remained unchanged. The Company paid a real estate brokerage commission of $406,000 to Carmel Realty based on the $13.5 million purchase price. The $4.0 million overline advance note was repaid in full in December 1996.



         In November 1996, the Company sold an additional 2.2 acres of the Las Colinas I land parcel for $899,000 in cash. The Company used the net proceeds of the sale of $749,000 to pay down the term loan secured by such parcel in accordance with provisions of the loan. The Company recognized a gain of $505,000 on the sale. At December 31, 1996, 68 acres of the Las Colinas I land remained to be sold.



         Also in November 1996, the Company purchased Lewisville land, 78.5 acres of undeveloped land in Lewisville, Texas, for $3.6 million. The Company paid $1.1 million in cash and obtained mortgage financing for the remaining $2.5 million of the purchase price. The mortgage bears interest at 10% per annum, requires an annual interest payment of $250,000 on November 9, 1997, and quarterly interest payments of $62,500 thereafter. The loan matures in October 1999. The Company paid a real estate brokerage commission of $237,000 to Carmel Realty based on the $3.6 million purchase price.



         Also in December 1996, the Company purchased Valley Ranch land, 452 acres of partially developed land in Irving, Texas, for $15.5 million. In conjunction with the acquisition, a wholly owned subsidiary of the Company became the 1% general partner and the Company became the 99% Class B limited partner in Valley Ranch Limited Partnership ("VRLP"). VRLP, in turn issued 8,000,000 Class A limited partner units having an agreed value of $1.00 per partnership unit to the former VRLP limited partners. The Class A limited partner units are entitled to a $.10 per unit preferred annual return for 36-months and $.11 per unit preferred annual return thereafter. The Class A limited partners do not otherwise participate in the income, loss or cash flow of the partnership. The Class A limited partner units may be exchanged for Series E Cumulative Convertible Preferred Stock of the Company at a rate of 100 units per share of Preferred Stock. VRLP obtained new mortgage financing for the remaining $7.7 million of the purchase price. The mortgage bears interest at a variable rate currently 10.25% per annum, requires monthly interest payments of $70,000, and matures in December 1999. The Company paid a real estate brokerage commission of $135,000 to Carmel Realty based on the $15.5 million purchase price.



         In January 1997, the Company sold 3.0 acres of the Las Colinas I land in Las Colinas, Texas, for $1.2 million in cash. The Company recognized a gain of $697,000 on the sale.



         In January 1997, the Company purchased Scout land, 546 acres of undeveloped land in Tarrant County, Texas, for $2.2 million. The Company paid $725,000 in cash and obtained mortgage financing for the remaining $1.5 million of the purchase price. The mortgage bears interest at 16% per annum, requires quarterly interest payments of $61,000 beginning on April 15, 1997, and matures in January 2000. The Company paid a real estate brokerage commission of $135,000 to Carmel Realty based on $2.2 million purchase price.



         In March 1997, the Company purchased Katy Road land, 130.6 acres of undeveloped land in Harris County, Texas for $5.0 million. The Company paid $958,000 in cash and obtained seller financing for the remaining $4.0 million of the purchase price. The mortgage bears interest at 9% per annum, requires quarterly interest payments of $92,000, and matures in March 2000. The Company paid a real estate brokerage commission of $209,000 to Carmel Realty based on the $5.0 million purchase price.



         In 1991, the Company purchased all of the capital stock of a corporation which owned 198 developed residential lots in Fort Worth, Texas. Through December 31, 1995, 176 of the residential lots had been sold. During 1996, 12 additional lots were sold for an aggregate gain of $24,000. At December 31, 1996, 10 lots remained to be sold.


MORTGAGE LOANS

         In addition to real estate, a substantial portion of the Company's assets have been and are expected to continue to be invested in mortgage notes receivable, principally those secured by income-producing real estate. The Company's mortgage notes receivable consist of first, wraparound, and junior mortgage loans.


         Types of Mortgage Activity. In addition to originating its own mortgage loans, the Company has acquired existing mortgage notes either directly from builders, developers or property owners, or through mortgage banking firms, commercial banks or other qualified brokers. BCM, in its capacity as a mortgage servicer, services the Company's mortgage notes receivable.



         Types of Properties Subject to Mortgages. The types of properties securing the Company's mortgage notes receivable portfolio at December 31, 1996 consisted of office buildings, apartment complexes, shopping centers, single-family residences, hotels and developed land. The Company's Board of Directors may alter the types of properties subject to mortgages in which the Company invests without a vote of the Company's stockholders.






         At December 31, 1996, the obligors on $13.5 million or 24% of the Company's mortgage notes receivable portfolio were affiliates of the Company. Also at that date, $1.6 million or 3% of the Company's mortgage notes receivable portfolio was in default.



         The following table sets forth the percentages (based on the outstanding mortgage note balance at December 31, 1996), by both property type and geographic region, of the properties that serve as collateral for the Company's mortgage notes receivable at December 31, 1996.

                                                   Commercial
         Region                    Apartments      Properties      Total
         ------                    ----------      ----------      -----

         Mountain............         --             72.79%         72.79%
         Southeast...........         --             18.38          18.38
         Southwest...........        2.47              --            2.47
         Midwest.............        6.36              --            6.36
         Northeast...........         --               --              --
                                     ----            -----          -----
                                     8.83%           91.17%         100.0%
                                     ====            =====          =====



A summary of the activity in the Company's mortgage notes receivable portfolio during 1996 is as follows:



    Loans in mortgage notes receivable portfolio
        at January 1, 1996..................         10*
     Loans funded...........................         1
     Loan paid in full......................         (1)

     Loans in mortgage notes receivable portfolio
         at December 31, 1996...............         10



---------------

* Includes a mortgage note receivable collateralized by three condominium mortgage loans.



         During 1996, the Company collected $4.3 million in interest and $1.5 million in principal on its mortgage notes receivable. The Company plans, for the foreseeable future, to hold, to the extent its liquidity permits, rather than to sell in the secondary market, the mortgage notes in its portfolio.



         First Mortgage Loans. The Company may invest in first mortgage loans, with either short-, medium- or long-term maturities. First mortgage loans generally provide for level periodic payments of principal and interest sufficient to substantially repay the loan prior to maturity, but may involve interest-only payments or moderate or negative amortization of principal and a "balloon" principal payment at maturity. With respect to first mortgage loans, it is the Company's general policy to require that the borrower provide a mortgagee's title policy or an acceptable legal opinion of title as to the validity and the priority of the mortgage lien over all other obligations, except liens arising from unpaid property taxes and other exceptions normally allowed by first mortgage lenders in the relevant area. The Company may grant to other lenders participations in first mortgage loans originated by the Company.



         The following discussion briefly describes the events that affected previously funded first mortgage loans during 1996.






         The borrower on a $1.7 million mortgage note receivable secured by land in Osceola, Florida, failed to pay the note on its November 1, 1993 maturity. The Company instituted foreclosure proceedings and was awarded summary judgment in January 1994. During 1994 and 1995, the borrower paid the Company a total of $270,000 in nonrefundable fees to delay foreclosure of the property until April 24, 1995. On April 21, 1995, the borrower filed for bankruptcy protection. On August 24, 1996, the bankruptcy court's stay was lifted allowing the Company to proceed with foreclosure. The note had a principal balance of $1.6 million at December 31, 1996. On February 21, 1997, the Company sold its note for $1.8 million in cash. The Company will recognize a gain of approximately $150,000 on the sale.



         Wraparound Mortgage Loans. The Company may invest in wraparound mortgage loans, sometimes called all- inclusive loans, made on real estate subject to prior mortgage indebtedness. A wraparound mortgage note is a mortgage note having an original principal amount equal to the outstanding balance under the prior existing mortgage loan plus the amount actually advanced under the wraparound mortgage loan.



         Wraparound mortgage loans may provide for full, partial or no amortization of principal. The Company's policy is to make wraparound mortgage loans in amounts and on properties as to which it would otherwise make a first mortgage loan. The following discussion briefly describes events that affected previously funded wraparound mortgage loans during 1996.



         In February 1996, the Company refinanced the $7.8 million of debt collateralized by a mortgage note receivable with a principal balance of $18.2 million at December 31, 1996, which is secured by a shopping center in Las Vegas, Nevada, for $12.0 million. The Company received net refinancing proceeds of $2.3 million after the payoff of the existing debt, payment of various closing costs associated with the refinancing and making a $1.5 million paydown on the term loan secured by the Las Colinas I land in Las Colinas, Texas, in exchange for that lender's release of its participation in the note receivable. The new loan bears interest at 15% per annum, requires monthly principal and interest payments of $152,000 and matures in February 1998.







         In August 1990, the Company foreclosed on its fourth lien note receivable secured by the Continental Hotel and Casino in Las Vegas, Nevada. The Company acquired the hotel and casino through foreclosure subject to first and second lien mortgages totaling $10.0 million. In June 1992, the Company sold the hotel and casino for a $22.0 million wraparound mortgage note receivable, a $500,000 unsecured note receivable, which was collected in full, and $100,000 in cash. The $22.0 million note bears interest at 11% and was scheduled to mature in July 1995. The Company recorded a deferred gain of $4.6 million in connection with the sale of the hotel and casino resulting from a disputed third lien mortgage being subordinated to the Company's wraparound mortgage note receivable. The Company and the borrower agreed to extend the Company's wraparound mortgage note receivable to December 31, 1995. A one percent extension fee was added to the principal balance of the wraparound mortgage note. The monthly payments on the note remained at $175,000 per month as did the other terms of the note. At the note's extended maturity, the Company and the borrower again agreed to extend the Company's wraparound mortgage note to July 1, 1996. A one percent extension fee was again added to the principal balance of the Company's wraparound mortgage note. The monthly payments on the wraparound mortgage note remained at $175,000 per month as did the other terms of the note. The Company's modified wraparound note continued to accrue interest at 11% per annum with any unpaid interest being added monthly to the principal balance. In March 1997, the wraparound note was again modified and extended. The wraparound note now matures in June 1999 with the borrower having two one year extension options. The modified wraparound note bears interest at 10.5% per annum the first year, 11.5% per annum the second year and $12.5% per annum the third year and in any extension period and requires an annual $500,000 principal paydown. The borrower is also required to invest $2.0 million in improvements to the hotel and casino within four months of the March 1997 modification and an additional $2.0 million prior to December 1997. The borrower has also pledged 1,500,000 shares of common stock in Crowne Ventures, Inc., as additional collateral. The borrower is making payments in accordance with the terms of the modified note. The Company's wraparound mortgage note receivable had a principal balance of $27.6 million at December 31, 1996. Prior to the March 1997 modification and extension, the Company recognized interest income on this wraparound mortgage note only to the extent interest was collected.



         In April 1996, the underlying liens relating to this wraparound mortgage note receivable were refinanced for $16.8 million. The Company received net cash of $11.2 million after the payoff of the underlying liens then totaling $2.9 million, the payment of various closing costs associated with the refinancing and making a $1.4 million paydown on the term loan secured by the Las Colinas I land in Las Colinas, Texas, in exchange for that lender's release of its participation in the wraparound note receivable. The new underlying lien bears interest at 16.5% per annum, requires monthly interest only payments of $180,000, at a rate of 12.5% per annum, with the remaining 4% being deferred and added to the loan's principal balance. The loan matures in April 1998. The Company paid BCM a mortgage brokerage and equity refinancing fee of $168,000 based upon the $16.8 million refinancing.



         Junior Mortgage Loans. The Company may invest in junior mortgage loans. Such notes are secured by mortgages that are subordinate to one or more prior liens either on the fee or a leasehold interest in real estate. Recourse on such notes ordinarily includes the real estate which secures the note, other collateral and personal guarantees of the borrower.

         The following discussion briefly describes the junior mortgage loans funded in 1996 and the events that affected previously funded junior mortgage notes during 1996.







         In May 1996, the Company funded a $100,000 second lien mortgage secured by a single family residence in Oklahoma City, Oklahoma. The mortgage note receivable bears interest at 10% per annum, with the principal and all accrued but unpaid interest being payable in a single installment on demand or the note's June 1, 1998 maturity.



         At December 31, 1996, the Company held a mortgage note receivable secured by a third lien mortgage secured by a commercial property in South Carolina and personal guaranties of several individuals. The note had an extended maturity date of September 1, 1996. The Company and the borrower have again agreed to extend the mortgage note receivable's maturity date to September 1, 1997. The extension required an additional $90,000 principal reduction payment payable in three equal monthly installments beginning November 1, 1996. The Company received $85,000 of the required principal reduction payments in 1996 and the remaining $5,000 in 1997. The monthly interest, quarterly principal reduction payments of $25,000 and all other terms remained the same. The principal balance of the note was $93,000 at December 31, 1996 and the note is performing in accordance with its modified terms.



         The Company holds a junior mortgage note receivable secured by the Williamsburg Hospitality House in Williamsburg, Virginia, that is subject to a first lien mortgage of $12.0 million at December 31, 1996. In October 1993, the then first lien debt was restructured and split into three pieces. During 1995, the Company advanced the borrower $3.3 million to payoff the then second lien, allowing the borrower to receive a $2.4 million discount offered by the lender for early payoff of such lien. In conjunction with such advance, the Company extended the maturity date of its note to April 1, 1996. All other terms of the note remained unchanged. In December 1996, the underlying lien debt was refinanced for $12.0 million. Of the loan proceeds, $9.0 million was used to payoff the existing underlying lien, $700,000 was applied to the principal and interest due the Company with the remainder of the loan proceeds being used to fund a repair escrow and pay various closing costs associated with the refinancing. The new first mortgage bears interest at 9.85% per annum, requires monthly payments of principal and interest of $120,000 and matures in December 2001. The Company is the 1% general partner in the partnership owning the property. The partnership paid a mortgage brokerage and equity refinancing fee of $128,000 to BCM based on the $12.0 million purchase price.



         At December 31, 1996, the Company held a mortgage note receivable secured by an apartment complex in Merrillville, Indiana, with a principal balance of $3.5 million. The property is owned by a subsidiary of Davister Corp. ("Davister"), a general partner in a partnership that owns approximately 13.7% of the Company's outstanding shares of Common Stock. The note matured in December 1996. The Company and borrower have agreed to a modification and extension of the note. The modified note receivable continues to bear interest at 10% per annum, requires monthly payments of principal and interest of $42,000 and has an extended maturity date of December 2000. As additional collateral for this loan, the Company has received a second lien on another property owned by Davister as well as Davister's guarantee of the loan. The note is performing in accordance with its modified terms.






INVESTMENTS IN REAL ESTATE INVESTMENT TRUSTS AND REAL ESTATE PARTNERSHIPS


         The Company's investment in real estate entities includes (i) equity securities of three publicly traded REITs (collectively the "REITs"), CMET, IORI and TCI, (ii) units of limited partner interest of NRLP, (iii) a general partner interest in NRLP and NOLP, through its 96% limited partner interest in SAMLP, the general partner of NRLP and NOLP, and (iv) interests in real estate joint venture partnerships. Gene E. Phillips, Chairman of the Board and a Director of the Company until November 16, 1992, served until May 15, 1996 as a director and Chief Executive Officer of SAMI, a company owned by BCM that serves as SAMLP's managing general partner. Randall M. Paulson, Executive Vice President of the Company, serves as the sole director and as President of SAMI. Mr. Phillips is also a general partner of SAMLP. BCM, the Company's advisor, serves as advisor to the REITs, and performs certain administrative and management functions for NRLP and NOLP on behalf of SAMLP.



         Since acquiring its initial investments in the equity securities of the REITs and NRLP in 1989, the Company has made additional investments in the equity securities of these entities through private and open market purchases. The Company's cost with respect to shares of the REITs at December 31, 1996 totaled $27.0 million, and its cost with respect to units of limited partner interest in NRLP totaled $29.7 million. The aggregate carrying value (cost plus or minus equity in income or losses and less distributions received) of such equity securities of the REITs and NRLP was $37.7 million at December 31, 1996 and the aggregate market value of such equity securities was $81.8 million. The aggregate investee book value of the equity securities of the REITs and the Company's share of NRLP's revaluation equity based upon the December 31, 1996 financial statements of each such entity was $63.0 million and $188.5 million, respectively.



         The Company's Board of Directors authorized the expenditure by the Company of up to an aggregate of $25.0 million to acquire, in open market purchases, units of NRLP and shares of the REITs, excluding private purchase transactions which were separately authorized. In February 1997, the Company's Board of Directors increased such authorization to $35.0 million. As of December 31, 1996, the Company had expended $3.8 million to acquire units of NRLP and an aggregate of $5.6 million to acquire shares of the REITs, in open market purchases, in accordance with these authorizations. The Company expects to make additional investments in the equity securities of the REITs and NRLP.



         At December 31, 1996, SAMLP, the general partner of NRLP and NOLP, owned 26,475 shares of TCI. The Company owns a 96% limited partnership interest in SAMLP which the Company consolidates for financial statement purposes.



         The purchases of the equity securities of the REITs and NRLP were made for the purpose of investment and were based principally on the opinion of the Company's management that the equity securities of each were and are currently undervalued. The determination by the Company to purchase additional equity securities of the REITs and NRLP is made on an entity-by-entity basis and depends on the market price of each entity's equity securities relative to the value of its assets, the availability of sufficient funds and the judgment of the Company's management regarding the relative attractiveness of alternative investment opportunities. Substantially all of the equity securities of the REITs and NRLP owned by the Company are pledged as collateral for borrowings. Pertinent information regarding the Company's investment in the equity securities of the REITs and NRLP, at December 31, 1996, is summarized below (dollars in thousands):



             Percentage         Carrying           Equivalent
             of the Company's   Value of           Investee          Market Value
             Ownership at       Investment at      Book Value at     of Investment at
Investee     December 31, 1996  December 31, 1996  December 31, 1996 December 31, 1996
--------     -----------------  -----------------  ----------------- -----------------

NRLP.......        54.5%            14,421             $      *         $44,997
CMET.......        40.6             14,141             32,148            18,789
IORI.......        29.6              2,719              6,625             4,838
TCI........        30.5              6,318             24,204            13,131
                                   -------             ------           -------
                                   $37,599                              $81,755



---------------

* At December 31, 1996, NRLP reported a deficit partners' capital. The Company's share of NRLP's revaluation equity, however, was $188.5 million. Revaluation equity is defined as the difference between the appraised value of the partnership's real estate, adjusted to reflect the partnership's estimate of disposition costs, and the amount of the mortgage notes payable and accrued interest encumbering such property as reported in NRLP's Annual Report on Form 10-K for the year ended December 31, 1996.



         Each of the REITs and NRLP own a considerable amount of real estate, much of which, particularly in the case of NRLP, has been held for many years. Because of depreciation, these entities may earn substantial amounts in periods in which they sell real estate and will probably incur losses in periods in which they do not. The Company's reported income or loss attributable to these entities will differ materially from its cash flow attributable to them. The Company does not have a controlling equity interest in any of the REITs and therefore it cannot, acting by itself, determine either the individual investments or the overall investment policies of such investees. However, due to the Company's equity investments in, and the existence of common officers with, each of the REITs, and that the REITs have the same advisor as the Company and that Mr. Paulson, an Executive Vice President of the Company, is also the President of the REITs and BCM, the Company's advisor, and is the President and sole director of SAMI, a Company owned by BCM, that is the managing general partner of SAMLP, the Company may be considered to have the ability to exercise significant influence over the operating and investing policies of these entities. The Company accounts for its investment in these entities using the equity method. Under the equity method, the Company recognizes its proportionate share of the income or loss from the operations of these entities currently, rather than when realized through dividends or on sale. The Company continues to account for its investment in NRLP under the equity method due to the pending resignation of SAMLP as general partner of NRLP and NOLP, as more fully discussed in "NRLP" below. The carrying value of the Company's investment in these entities, as set forth in the table above, is the original cost of each such investment adjusted for the Company's proportionate share of each entity's income or loss and distributions received.



         The following is a summary description of each of NRLP and the REITs, based upon information publicly reported by such entities.



         NRLP. NRLP is a publicly traded master limited partnership which was formed under the Delaware Uniform Limited Partnership Act on January 29, 1987. It commenced operations on September 18, 1987 when, through NOLP, it acquired all of the assets, and assumed all of the liabilities, of 35 public and private limited partnerships sponsored by or otherwise related to Southmark. NRLP is the sole limited partner of NOLP and owns 99% of the beneficial interest in NOLP. NRLP and NOLP operate as an economic unit and, unless the context otherwise requires, all references herein to the Partnership shall constitute references to NRLP and NOLP as a unit. The general partner and owner of 1% of the beneficial interest in each of NRLP and NOLP is SAMLP, a Delaware limited partnership.



         SAMI, a company owned by BCM, is the managing general partner of SAMLP. In November 1992, NOLP transferred 52 apartment complexes and a wraparound mortgage note receivable to Garden Capital, L.P. ("GCLP"), a Delaware limited partnership in which NOLP owns a 99.3% limited partner interest. Concurrent with such transfer, GCLP refinanced all of the mortgage debt associated with the transferred properties and the wraparound mortgage note under a new first mortgage in the amount of $223.0 million.



         The Company is a limited partner in SAMLP, holding a 96% limited partner interest therein, which the Company consolidates for financial statement purposes. As discussed in more detail under "Real Estate" above, in August 1996, the Company purchased Southmark's 19.2% limited partner interest in SAMLP. Gene E. Phillips and SAMI are the general partners of SAMLP.



         SAMI, as the managing general partner of SAMLP, has discretion in determining methods of obtaining funds for the Partnership's operations, and the acquisition and disposition of its assets. The Partnership's governing documents place no limitation on the amount of leverage that the Partnership may incur either in the aggregate or with respect to any particular property or other investment. At December 31, 1996, the aggregate loan-to-value ratio of the Partnership's real estate portfolio was 44.6% computed on the basis of the ratio of total property-related debt to aggregate appraised values. As of December 31, 1996 NRLP owned 83 properties located in 22 states. These properties consisted of 67 apartment complexes comprising 16,848 units, seven office buildings with an aggregate 495,594 square feet and nine shopping centers with an aggregate of 1.1 million square feet.



         For the year ended December 31, 1996, the Partnership reported a net loss of $375,000 compared to net income of $3.8 million for the year ended December 31, 1995. The Partnership's net income in 1995 was attributable to a $7.7 million gain on the sale of two apartment complexes. The Partnership's loss from operations of $436,000 in 1996 was a 89% decrease when compared to its $3.9 million loss from operations in 1995. The improvement in the Partnership's 1996 operating results is due to a 1.2% increase in rents due to increased rental rates at the Partnership's apartments and commercial properties coupled with 1.5% decrease in operating expenses, primarily interest.



         The Partnership has paid quarterly distributions to unitholders since the fourth quarter of 1993. In 1996, the Company received a total of $6.9 million in distributions from the Partnership. In 1995, the Company accrued 3.3 million in distributions from the Partnership that were received January 1996.

         The Partnership, SAMLP, Mr. Phillips and William S. Friedman, a general partner of SAMLP until March 4, 1994, were among the defendants in a class action lawsuit arising out of the transactions discussed above whereby the Partnership was formed. An agreement settling such lawsuit as to the defendants, the Partnership, SAMLP and Messrs. Phillips and Friedman (the "Moorman Settlement Agreement"), became effective on July 5, 1990. The Moorman Settlement Agreement provided for, among other things, the appointment of an oversight committee for NRLP (the "NRLP Oversight Committee"); the establishment of specified annually increasing targets for a five-year period relating to the price of NRLP units; a limitation and deferral or waiver of NRLP's reimbursement to SAMLP of certain future salary costs; and a deferral or waiver of certain future compensation to SAMLP; the required distribution to unitholders of all of the Partnership's cash from operations in excess of certain renovation costs unless the NRLP oversight committee approves alternative uses for such cash from operations; the issuance of unit purchase warrants to members of the plaintiff class; the contribution by certain co-defendants of cash and notes payable to the Partnership aggregating $5.5 million including a $2.5 million contributed by SAMLP. The Partnership also agreed to pay certain settlement costs, including plaintiffs' attorneys' fees in the amount of $3.4 million. The settlement plan remains in effect until the withdrawal of SAMLP as general partner of NRLP and NOLP.



         The Moorman Settlement Agreement provides for the resignation and replacement of SAMLP as general partner if the price targets are not met for two consecutive anniversary dates. The Partnership did not meet the unit price targets for the first and second anniversary dates. On July 8, 1992, SAMLP notified the NRLP Oversight Committee of the failure to meet the unit price targets for two successive years and that it expects to resign as general partner of NRLP and NOLP.



         The withdrawal of SAMLP as general partner would require the Partnership to purchase SAMLP's general partner interest (the "Redeemable General Partner Interest") at its then fair value, and to pay certain fees and other compensation as provided in the partnership agreement. SAMI, the managing general partner of SAMLP, has calculated the fair value of such Redeemable General Partner Interest to be $42.0 million at December 31, 1996 before reduction for the principal balance ($4.2 million at December 31, 1996) and accrued interest ($6.2 million at December 31, 1996) on the note receivable from SAMLP for its original capital contribution to the Partnership.



         In January 1995, NRLP, SAMLP, the NRLP Oversight Committee and William
H. Elliott executed an Implementation Agreement which provides for the nomination of an entity controlled by Mr. Elliott as successor general partner and for the resolution of all related matters under the Moorman Settlement Agreement. On February 20, 1996, the parties to the Implementation Agreement executed an Amended and Restated Implementation Agreement.



         Provided that the successor general partner is elected pursuant to the terms of the Amended and Restated Implementation Agreement, SAMLP shall receive $12,471,500 from the Partnership. This amount represents a compromise settlement of the net amounts owed by the Partnership to SAMLP upon SAMLP's withdrawal as General Partner and any amounts which SAMLP and its affiliates may owe to the Partnership. This amount shall be paid to SAMLP pursuant to a promissory note in accordance with the terms set forth in the Amended and Restated Implementation Agreement.



         In September 1996, the Judge supervising the implementation of the Moorman Settlement Agreement (the "Supervising Judge") entered an order granting tentative approval of the Amended and Restated Implementation Agreement and the form of notice to be sent to the original class members. However, the order reserved jurisdiction to determine other matters which must be resolved prior to final approval. On April 7, 1997, the Supervising Judge issued an order granting final approval of the notice and scheduled a hearing on June 27, 1997 for final approval of the Amended and Restated Implementation Agreement. Upon final approval by the Supervising Judge, the proposal to elect the successor general partner will be submitted to NRLP's unitholders for a vote. In addition, the unitholders will vote upon amendments to the Partnership Agreement which relate to the proposed compensation of the successor general partner and other related matters.



         Upon approval by NRLP's unitholders, SAMLP shall withdraw as General Partner and the successor general partner shall take office. If the required approvals are obtained, it is anticipated that the successor general partner will be elected and take office during the third quarter of 1997.

         The Amended and Restated Implementation Agreement provides that SAMLP, and its affiliates owning units in the Partnership shall not vote to remove the successor general partner, except for removal with cause, for a period of 36 months from the date the successor general partner takes office.



         Upon the election and taking office of the successor general partner, the class action settlement plan and the NRLP Oversight Committee shall terminate. If the successor general partner is not elected, the existing settlement shall remain in full force and effect and all of the provisions of the Amended and Restated Implementation Agreement shall be voided, including the compromise settlement, referred to above, of amounts owed by SAMLP and the Partnership to each other.



         On September 3, 1996, Joseph B. Moorman filed a Motion for Orders Compelling Enforcement of the Moorman Settlement Agreement, Appointment of a Receiver and Collateral Relief with the Court. The motion alleged that the settling defendants had failed or refused to perform their obligations under the Moorman Settlement Agreement and had breached the Moorman Settlement Agreement. The motion also requested that SAMLP be removed as general partner and a receiver be appointed to manage the Partnership. The motion also requested that the Company be ordered to deliver to the Court all NRLP units which had been purchased by the Company since August 7, 1991. A hearing was held on this motion in October 1996. In January 1997, the Supervising Judge entered an order denying the motion.



         On January 27, 1997, Joseph B. Moorman filed motions to (i) discharge the NRLP Oversight Committee and (ii) vacate the Court's orders and renewed his prior motions to compel enforcement of the Moorman Settlement Agreement, appoint a receiver over the Partnership, and for collateral relief against the Company. Also on January 27, 1997, Robert A. McNeil filed motions to (i) be installed as receiver for the Partnership, (ii) vacate the Court's orders, and
(iii) disband the NRLP Oversight Committee. A hearing on the motions to discharge or disband the Oversight Committee and to vacate the Court's orders was held on March 21, 1997, and the Supervising Judge ruled that neither Mr. McNeil nor Mr. Moorman had standing to bring the motions.



         In April 1995, the Company's Board of Directors approved the Company's entering into a comfort and indemnification letter whereby the Company would agree to indemnify Mr. Elliott and any entity controlled by Mr. Elliott which is elected to serve as the successor general partner of NRLP and NOLP. Such indemnification will stand behind any indemnification to which Mr. Elliott or any entity controlled by Mr. Elliott may be entitled to under the NRLP partnership agreement.



         CMET. CMET is a California business trust which was organized on August 27, 1980 and commenced operations on December 3, 1980. CMET's primary business is investing in real estate through direct equity investments and partnerships and financing real estate and real estate related activities through investments in mortgage notes. CMET holds equity investments in apartment complexes and commercial properties (office buildings, industrial warehouses and shopping centers) throughout the continental United States. CMET's apartment complexes and commercial properties are concentrated in the Southeast, Southwest and Midwest regions of the continental United States. CMET also holds mortgage notes receivable secured by real estate located in the Southeast, Southwest and Midwest regions of the continental United States, with a concentration in the Southeast and Southwest regions.



         For the year ended December 31, 1996, CMET reported a net income of $8.7 million as compared with a net loss of $1.4 million for the year ended December 31, 1995. CMET's 1996 net income includes gains on the sale of real estate and marketable equity securities of $10.1 million and an extraordinary gain of $812,000, whereas CMET's net loss for 1995 included no such gains. CMET's cash flow from property operations (rents collected less payments for property operating expenses) improved to $19.8 million in 1996 compared to $15.1 million in 1995. At December 31, 1996 CMET had total assets of $250 million which consisted of $7.4 million in mortgage notes and interest receivable (net of allowance for estimated losses), $214.5 million in real estate held for investment, $5.4 million in real estate held for sale, $19.8 million in investments in partnerships and other assets and $3.0 million in cash and cash equivalents.



         CMET has paid regular quarterly distributions since the first quarter of 1993. The Company received a total of $1.5 million in distributions from CMET in 1996.

         IORI. IORI is a Nevada corporation which was originally organized on December 14, 1984 as a California business trust and commenced operations on April 10, 1985. Like CMET, IORI's primary business is investing in real estate through direct equity investments and partnerships and financing real estate and real estate related activities through investments in mortgage notes. IORI holds equity investments in apartment complexes and commercial properties (office buildings) in the Pacific, Southeast, Southwest, and Midwest regions of the continental United States. IORI holds one mortgage note receivable which is secured by a shopping center in the Midwest region.



         For the year ended December 31, 1996, IORI reported a net loss of $568,000 as compared with a net loss of $906,000 for the year ended December 31, 1995. The decrease in IORI's net loss is due to a decrease in equity losses of partnerships which improved from a loss of $744,000 in 1995 to income of $85,000 in 1996. The equity loss in 1995 was primarily due to the writedown of a wraparound mortgage note receivable by a partnership in which IORI has a 40% general partner interest. IORI's cash flow from property operations decreased to $3.5 million in 1996 from $3.9 million in 1995. At December 31, 1996, IORI had total assets of $63.6 million which consisted of $46.7 million in real estate held for investment, $6.6 million of real estate held for sale, $2.0 million in notes and interest receivable, $5.1 million in investments in partnerships and other assets and $3.2 million in cash and cash equivalents.



         IORI has paid regular quarterly dividends since the first quarter of 1993. The Company received a total of $186,000 in dividends from IORI in 1996.



         TCI. TCI is a Nevada corporation which was originally organized on September 6, 1983, as a California business trust, and commenced operations on January 31, 1984. TCI also has investment policies similar to those of CMET and IORI. TCI holds equity investments in a hotel, apartment complexes and commercial properties (office buildings, industrial warehouses and shopping centers) throughout the continental United States with a concentration in the Northeast, Southeast and Southwest regions. TCI also holds mortgage notes receivable secured by real estate located in the Northeast, Midwest, Southeast and Southwest regions of the continental United States, with a concentration in the Northeast and Southeast regions.



         For the year ended December 31, 1996, TCI reported a net loss of $7.8 million as compared with a net loss of $3.7 million for the year ended December 31, 1995. TCI's net loss for 1996 includes gains on the sale of real estate of $1.6 million and extraordinary gains of $256,000, whereas TCI's 1995 net loss included gains on the sale of real estate of $5.8 million and an extraordinary gain of $1.4 million. TCI's cash flow from property operations decreased to $12.6 million in 1996 as compared to $15.3 million in 1995. At December 31, 1996, TCI had total assets of $245.4 million, which consisted of $8.6 million in notes and interest receivable (net of allowance for estimated losses), $216.4 million in real estate held for investment, $4.0 million in real estate held for sale, $15.4 million in investments in real estate entities and other assets and $1.0 million in cash and cash equivalents. At December 31, 1996, TCI owned 341,500 shares of IORI's common stock, approximately 22.5% of IORI's shares then outstanding.



         TCI resumed the payment of quarterly dividends in the fourth quarter of 1995. The Company received $373,000 in dividends from TCI in 1996.



         SAMLP. As discussed in more detail under "Real Estate" above, in August 1996, the Company purchased a pool of assets from Southmark for $3.1 million. Included in the asset pool was Southmark's 19.2% limited partner interest in SAMLP. Such purchase increased the Company's limited partner interest in SAMLP from 76.8% to 96%. Prior to February 25, 1992, the Company had owned a 96% limited partner interest in SAMLP. In accordance with the settlement of adversary proceedings with Southmark on February 25, 1992 the Company assigned to Southmark a 19.2% limited partner interest in SAMLP. SAMLP is the 1% general partner of and holder of a 1% interest in each of NRLP and NOLP. Gene E. Phillips, a Director and Chairman of the Board of the Company until November 16, 1992, is a general partner of SAMLP, and until March 4, 1994, William S. Friedman, a Director and President of the Company until December 31, 1992, was also general Partner of SAMLP.



         The Company consolidates SAMLP for financial statement purposes and accordingly SAMLP's accounts and operations are included in the accompanying Consolidated Financial Statements. See ITEM 8. "CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA." As a limited partner, the Company has no role in the management of the business affairs of SAMLP. Rather, Gene E. Phillips, as a general partner of SAMLP, and SAMI, the managing general partner of SAMLP, have full and complete authority to manage SAMLP.



         River Trails II. In January 1992, the Company entered into a partnership agreement with an entity affiliated with the owner of, at the time, in excess of 14% of the Company's outstanding shares of Common Stock, to acquire 287 developed residential lots adjacent to the Company's other residential lots in Fort Worth, Texas. The partnership agreement designates the Company as managing general partner. The partnership agreement also provides each of the partners with a guaranteed 10% return on their respective investments. Through December 31, 1995, 132 residential lots had been sold. In 1996, an additional 52 lots were sold and at December 31, 1996 103 lots remained to be sold. Through December 31, 1996, each partner had received $172,000 in return of capital distributions and $181,000 in profit distributions from the partnership.



         R. G. Bond, Ltd. In June 1995, the Company purchased the corporate general partner of a limited partnership which owns apartment complexes in Illinois, Florida and Minnesota, with a total of 900 units. The corporate general partner has a 1% interest in the partnership which is subordinated to a priority return of the limited partner.



         Campbell Center Associates, Ltd. In April 1996, the Company purchased a 28% general partner interest in Campbell Center Associates, Ltd. which in turn has a 56.25% interest in Campbell Centre Joint Venture, which owns a 413,175 square foot office building in Dallas, Texas. The purchase price of the general partner interest was $550,000 in cash and a $500,000 note, which bears interest at 8% per annum, requires monthly interest only payments commencing in April 1997 and matures April 2000. In January 1997, the Company exercised its option to purchase an additional 28% general partner interest in Campbell Center Associates, Ltd. The purchase price was $300,000 in cash and a $750,000 note, which bears interest at 8% per annum, requires monthly interest only payments commencing in April 1997 and matures in April 2000.



         Highway 380/Preston Partners, Ltd. In July 1996, a newly formed limited partnership, of which the Company is 1% general partner, purchased 580 acres of undeveloped land in Collin County, Texas for $5.7 million in cash. The Company contributed $100,000 in cash to the partnership with the remaining $5.6 million being contributed by the limited partner. The partnership agreement designates the Company as the managing general partner. In September 1996, the partnership obtained financing of $2.8 million secured by the 580 acres of land and personal guarantees of the limited partner. The loan bears interest at a variable rate currently 9.75% per annum, requires monthly interest only payments of $23,000 and matures in September 1998. The partnership agreement also provides that the limited partner receive a 12% preferred cumulative return on his investment before any sharing of partnership profits occurs.



OTHER EQUITY INVESTMENTS



         Pizza World Supreme, Inc. In April 1996, a wholly-owned subsidiary of the Company purchased for $10.7 million in cash 80% of the common stock of an entity which in turn had acquired 26 operating pizza parlors in various communities in California's San Joaquin Valley. Concurrent with the purchase, the Company granted to an individual an option to purchase 36.25% of the Company's subsidiary at any time for 36.25% of the Company's net investment in such subsidiary. The Company anticipates taking such entity public during 1997. Accordingly, the Company believes its control of such entity is temporary and accounts for such entity under the equity method.

                            SELECTED FINANCIAL DATA



                                                                  For the Years Ended December 31,
                                  ------------------------------------------------------------------------------------------------
                                       1996                  1995                 1994                1993               1992
                                  ------------          -------------        ------------          ------------       ------------
                                                                (dollars in thousands, except per share)
EARNINGS DATA
Revenue.........................  $      26,979         $      22,952        $     23,070          $     13,427       $    11,481
Expense.........................         38,577                28,314              26,490                18,128            18,243
                                  -------------         -------------        ------------          ------------       -----------
(Loss) from operations..........        (11,598)               (5,362)             (3,420)               (4,701)           (6,762)
Equity in income (losses)
      of investees..............          2,004                  (851)                292                (4,014)           (3,388)
Gain on sale of real estate.....          3,659                 2,594                 379                   481               566
                                  -------------         -------------        ------------          ------------       -----------
(Loss) before extraordinary
      gain......................         (5,935)               (3,619)             (2,749)               (8,234)           (9,584)
Extraordinary gain..............            381                   783                 323                 3,807                --
                                  -------------         -------------        ------------          ------------       -----------
Net (loss)......................         (5,554)               (2,836)             (2,426)               (4,427)           (9,584)
Preferred Dividend
      Requirement...............           (113)                   --                  --                    --                --
Redeemable Common Stock,
      accretion of discount.....             --                    --                  --                  (129)             (258)
                                  -------------         -------------        ------------          -------------      -----------
(Loss) applicable to
      Common Shares.............  $      (5,667)        $      (2,836)       $     (2,426)         $     (4,556)      $    (9,842)
                                  ==============        ==============       ============          ============        ==========
PER SHARE DATA
(Loss) before extraordinary
      gain......................  $        (.46)        $        (.31)       $       (.23)         $       (.68)      $      (.98)
Extraordinary Gain..............            .03                   .07                 .03                   .31                --
                                  -------------         -------------        ------------          ------------       -----------
Net (loss)                                 (.43)                 (.24)               (.20)                 (.37)             (.98)
Redeemable Common Stock,
      accretion of discount.....             --                    --                  --                  (.01)             (.03)
                                  -------------         -------------        ------------          --------------     -----------
(Loss) applicable to
      Common shares.............  $        (.43)        $        (.24)       $       (.20)         $       (.38)      $     (1.01)
                                  ==============        ==============       ============          ============       ===========
Dividends per share.............  $         .15         $          --        $         --          $         --       $        --
Weighted average shares
      outstanding...............     12,765,082            11,716,656          12,208,876            12,101,100         9,813,168


                                                                              December 31,
                                  ------------------------------------------------------------------------------------------------
                                          1996                  1995                 1994                1993               1992
                                          ----                  ----                 ----                ----               ----
                                                                (dollars in thousands, except per share)
BALANCE SHEET DATA
Notes and interest
      receivable, net...........        $ 48,485            $   49,741             $ 45,664          $  51,769           $ 72,808
Real estate, net................         119,035                59,424               47,526             52,437             45,317
Total assets....................         235,037               162,033              137,362            139,861            151,010
Notes and interest
      payable...................         127,863                61,163               45,695             53,693             63,698
Margin borrowings...............          40,044                34,017               26,391             16,147              9,681
Stockholders'
      equity....................          47,786                53,058               55,894             56,120             60,476
Book value per
      share.....................        $   3.74            $     4.53             $   4.77          $    5.56           $   5.94



    Shares and per share data have been adjusted for the 2 for 1 forward Common Stock splits effected January 2, 1996 and February 17, 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

INTRODUCTION


         American Realty Trust, Inc. (the "Company") was organized in 1961 to provide investors with a professionally managed, diversified portfolio of real estate and mortgage loan investments selected to provide opportunities for capital appreciation as well as current income.


LIQUIDITY AND CAPITAL RESOURCES


         General. Cash and cash equivalents at December 31, 1996 aggregated $1.3 million, compared with $1.1 million at December 31, 1995. Although the Company anticipates that during 1997 it will generate excess cash from operations, as discussed below, such excess cash is not sufficient to discharge all of the Company's debt obligations as they mature. The Company will therefore again rely on externally generated funds, including borrowings against its investments in various real estate entities, mortgage notes receivable, the sale or refinancing of properties and, to the extent available and necessary, borrowings from its advisor to meet its debt service obligations, pay taxes, interest and other non- property related expenses.



         Notes payable totaling $36.0 million are scheduled to mature during 1997. Included in scheduled 1997 maturities is $4.0 million secured by the BP Las Colinas land in Las Colinas, Texas. In February 1997, the Company sold 40.2 acres of the BP Las Colinas land for $8.0 million consisting of $7.2 million in cash and the Company accepting an $800,000 purchase money note for the remainder of the sales price. The Company used $4.0 million of the cash received to payoff such debt. In July 1996, the Company purchased Pin Oak land in Houston, Texas. The Company borrowed $5.7 million of the land's purchase price. In September 1996, the Company entered into a contract to sell the land for cash in an amount in excess of its purchase price. The Company intends to either payoff, extend the maturity dates or obtain alternate financing for the remainder of its debt obligations that mature in 1997. There can be no assurance, however, that these efforts to obtain alternate financing or debt extensions will be successful.



         The Company expects an increase in cash flow from property operations in 1997. Such increase is expected to be derived from operations of the Inn at the Mart, the Kansas City Holiday Inn, Best Western Oceanside Hotel and Rosedale Towers Office Building. The Company is also expecting continued lot sales at its Texas residential subdivision and substantial sales of the land to generate additional cash flow.



         In 1996, the Company sold a total of 39.1 acres of land in Las Colinas, Texas in four separate transactions for a total of $6.8 million. The Company applied the $6.5 million net sales proceeds to paydown the term loans secured by such land. In January 1997, the Company sold an additional 3.0 acres of land in Las Colinas, Texas for $1.2 million in cash.



         In 1996, the Company purchased a total of 1,368.5 acres of land in Denver, Colorado, Houston, Texas, Dallas County, Texas and Lewisville, Texas, for a total of $32.1 million. The Company paid $5.4 million in cash, obtained new or seller financing of $25.4 million and issued 15,000 shares of the Company's Series C 10% Cumulative Preferred Stock with an aggregate liquidation value of $1.5 million.



         In April 1996, the Company purchased for $10.7 million in cash 80% of the common stock of an entity that had acquired 26 operating pizza parlors in various communities in California's San Joaquin Valley. Also in April 1996, the Company purchased a 28% general partner interest in a partnership which has an interest in an office building in Dallas, Texas, for $550,000 in cash and a $500,000 note.






         In May 1996, the Company purchased a 2,271 square foot single family residence in Dallas, Texas, for $266,000 in cash. In August 1996, the Company financed the residence for $173,000. The Company received net financing proceeds of $168,000 after the payment of various closing costs associated with the financing.

         In June 1996, the Company sold a tract of land that had been leased under a long-term ground lease for $120,000 in cash.



         In July 1996, a newly formed limited partnership of which the Company is the 1% general partner acquired 580 acres of land in Collin County, Texas, for $5.7 million in cash. The Company contributed $100,000 in cash to the partnership.






         In August 1996, the Company purchased a pool of assets for $3.1 million, from Southmark Corporation ("Southmark") consisting of undeveloped land totaling 151.5 acres in California, Indiana and Idaho, various percentage interests, ranging from 15% to 45%, in five partnerships and trusts that hold an unsecured note receivable with a principal balance of $3.4 million and Southmark's 19.2% limited partnership interest in Syntek Asset Management, L.P. ("SAMLP"). In connection with the acquisition, the Company borrowed $3.0 million.



         In December 1996, a newly formed partnership, of which the Company is the general partner and Class B limited partner, acquired the Best Western Oceanside Hotel in Virginia Beach, Virginia for $6.8 million. In conjunction with the acquisition, the partnership issued 1,813,660 Class A limited partner units having an agreed value of $1.00 per unit, with the remaining $5.0 million of the purchase price being obtained through a mortgage financing.



         Also in December 1996, the Company acquired 452 acres of partially developed land in Irving, Texas, for $15.5 million. In conjunction with the acquisition, the Company became the general partner and Class B limited partner in the partnership that owned the land. Of the purchase price $7.7 million was financed with a mortgage loan and the remainder of the purchase price by the issuance of 8,000,000 Class A limited partner units with an agreed value of $1.00 per partner unit.



         In January 1997, the Company purchased 546 acres of undeveloped land in Tarrant County, Texas, for $2.2 million and in March 1997, the Company purchased 130.6 acres of undeveloped land in Harris County, Texas, for $5.0 million. The Company paid a total of $1.7 million in cash (which was advanced by the Company's Advisor) borrowing the remaining $5.5 million of the purchase prices.






         The Company expects that funds from existing cash resources, collections on mortgage notes receivable, sales or refinancing of real estate and/or mortgage notes receivable, and borrowings against its investments in marketable equity securities, mortgage notes receivable, and to the extent available borrowings, if required, from the Company's advisor, will be sufficient to meet the cash requirements associated with the Company's current and anticipated level of operations, maturing debt obligations and existing commitments. To the extent that the Company's liquidity permits or financing sources are available, the Company may make investments in real estate, primarily investments in developed, partially developed and undeveloped land, continue making additional investments in real estate entities and marketable equity securities, and fund or acquire mortgage notes.



         The Company expects that it will be necessary for it to sell $32.0 million, $47.6 million, and $15.3 million of such land during each of the next three years, respectively, to satisfy the debt on land holdings as it matures. If the Company is unable to sell at least the minimum amount of land to satisfy the debt obligations on such land as it matures, the Company, if it was not able to extend such debt, would either sell other of its assets to pay such debt or return the property to the lender.



         Notes Receivable. Scheduled principal maturities of $20.4 million are due in 1997 of which $1.9 million is due on nonperforming notes receivable. In February 1997, the Company sold one of the nonperforming notes with a principal balance at December 31, 1996 of $1.6 million for $1.8 million in cash. The balance of the Company's mortgage notes receivable are due over the next one to ten years and provide for "balloon" principal payments. It may be necessary for the Company to consider extending certain notes if the borrowers do not have the resources to repay the loans, are unable to sell the property securing such loans, or are unable to refinance the debt owed.



         In August 1990, the Company foreclosed on its fourth lien note receivable secured by the Continental Hotel and Casino in Las Vegas, Nevada. The Company acquired the hotel and casino through foreclosure subject to first and second lien mortgages totaling $10.0 million. In June 1992, the Company sold the hotel and casino for a $22.0 million wraparound mortgage note receivable, with an extended maturity of July 1, 1996. In March 1997, the wraparound note was again modified and extended. The wraparound note now matures in June 1999 with the borrower having two one year extension options. The modified wraparound note bears interest at 10.5% per annum the first year, 11.5% per annum the second year and 12.5% per annum the third year, and any extension periods and requires an annual $500,000 paydown. The borrower is also required to invest $2.0 million in improvements to the hotel and casino within four months of the March 1997 modification and an additional $2.0 million prior to December 1997. The note is performing in accordance with its modified terms. The Company's wraparound mortgage note receivable had a principal balance of $27.6 million at December 31, 1996.



         At December 31, 1996, the Company held a mortgage note receivable secured by an apartment complex in Merrillville, Indiana, with a principal balance of $3.5 million. The note matured in December 1996. The Company and borrower have agreed to a modification and extension of the note. The modified note receivable continues to bear interest at 10% per annum, requires monthly payments of principal and interest of $42,000 and has an extended maturity date of December 2000.



         The Company anticipates a continued improvement in the operations of the properties securing its mortgage notes receivable in certain regions of the continental United States. In spite of this perceived improvement in the real estate market in general, the Company can give no assurance that it will not continue to experience deterioration in cash flow from notes receivable due to new problem loans.



         Loans Payable. The Company has margin arrangements with various brokerage firms which provide for borrowings up to 50% of the market value of marketable equity securities. The borrowings under such margin arrangements are secured by such equity securities and bear interest rates ranging from 7.0% to 11.0%. Margin borrowings were $40.0 million (approximately 34.5% of market value) at December 31, 1996, compared to $34.0 million at December 31, 1995.



         In August 1996, the Company consolidated its existing National Realty, L.P. ("NRLP") margin debt held by the various brokerage firms into a single loan of $20.3 million. The loan is secured by the Company's NRLP units with a market value of at least 50% of the principal balance of the loan. As of December 31, 1996, 3,418,319 NRLP units with a market value of $44.9 million were pledged as security for such loan.



         Also in August 1996, the Company obtained a $2.0 million loan from a financial institution secured by a pledge of equity securities of Continental Mortgage and Equity Trust ("CMET"), Income Opportunity Realty Investors, Inc. ("IORI") and Transcontinental Realty Investors, Inc. ("TCI") (collectively the "REITs") owned by the Company and Common Stock of the Company owned by Basic Capital Management, Inc. ("BCM"), the Company's Advisor, with a market value of $4.0 million. The Company received $2.0 million in net cash after the payment of closing costs associated with the loan.



         In September 1996, the same lender made a second $2.0 million loan. The second loan is also secured by a pledge of equity securities of the REITs owned by the Company and Common Stock of the Company owned by BCM with a market value of $5.0 million. The Company received $2.0 million in net cash after the payment of closing costs associated with the loan.



         In February 1996, the Company refinanced $7.8 million of underlying debt collateralized by a mortgage note receivable with a balance of $18.4 million which is secured by the Las Vegas Shopping Center in Las Vegas, Nevada, for $12.0 million. The Company received net cash of $2.3 million after the payoff of the existing debt, payment of closing costs associated with the refinancing and making a $1.5 million paydown on the term loan secured by the Las Colinas I land in Las Colinas, Texas in exchange for that lender's release of its participation in the note receivable.



         In April 1996, the Company refinanced the first and second lien mortgage debt underlying its $22.0 million wraparound mortgage note receivable secured by the Continental Hotel and Casino in Las Vegas, Nevada, for $16.8 million. The Company received net cash of $11.2 million after the payoff of the two underlying liens totaling $2.9 million, various closing costs associated with the refinancing and making a $1.4 million paydown on the term loan secured by the Las Colinas I land in Las Colinas, Texas in exchange for that lender's release of its participation in the note receivable.


         Also in April 1996, the Company refinanced $5.1 million of first and second lien mortgage debt secured by the Denver Merchandise Mart for $15.0 million. The Company received net refinancing proceeds of $7.8 million after the payoff of the first and second lien debt, purchasing the ground lease on Denver Merchandise Mart for $678,000 and payment of various closing costs associated with the refinancing.


         In August 1996, the Company refinanced the $2.4 million existing mortgage debt secured by the Rosedale Towers Office Building in Roseville, Minnesota for $2.8 million. The Company received net refinancing proceeds of $154,000 after the payoff of the existing debt and payment of various closing costs associated with the refinancing.


         Also in August 1996, the Company financed the previously unencumbered Inn at the Mart in Denver, Colorado for $2.0 million to facilitate renovating the property. The Company received net financing proceeds of $890,000 after the payment of various closing costs associated with the financing and a $1.1 million renovation holdback. The lender advanced the $1.1 million renovation holdback in December 1996.


         In October 1996, the Company completed the sale of $1.1 million in 11-1/2% senior subordinated notes in a private placement.



         In December 1996, the Company obtained second lien mortgage financing of $3.2 million on the Kansas City Holiday Inn in Kansas City, Missouri. The Company received net financing proceeds of $3.0 million after the payment of various closing costs associated with the financing.



         Equity Investments. During the fourth quarter of 1988, the Company began purchasing shares of the REITs, which have the same advisor as the Company, and units of limited partner interest in NRLP. It is anticipated that additional equity securities of NRLP and the REITs will be acquired in the future through open-market and negotiated transactions to the extent the Company's liquidity permits.






         Equity securities of the REITs and NRLP held by the Company may be deemed to be "restricted securities" under Rule 144 of the Securities Act of 1933 ("Securities Act"). Accordingly, the Company may be unable to sell such equity securities other than in a registered public offering or pursuant to an exemption under the Securities Act for a period of two years after they are acquired. Such restrictions may reduce the Company's ability to realize the full fair market value of such investments if the Company attempted to dispose of such securities in a short period of time.



         The Company's cash flow from these investments is dependent on the ability of each of the entities to make distributions. In 1996, the Company received total distributions from the REITs of $2.1 million and $6.9 million from NRLP. The Company accrued $3.3 million in distributions from NRLP at December 31, 1995 which were paid January 2, 1996. The Company anticipates receiving distributions totaling $1.4 million from the REITs and $1.3 million from NRLP in 1997.






         On June 12, 1996, the Company's Board of Directors announced the resumption of dividend payments on the Company's Common Stock at the initial rate of $.05 per share. The Company paid dividends totaling $1.5 million or $.15 per share in 1996.



         Also on June 12, 1996, the Company announced the redemption of its share purchase rights for $.01 per right. The redemption price, totaling $101,000, was paid on July 8, 1996 to stockholders of record on June 21, 1996.



         The Company's management reviews the carrying values of the Company's properties and mortgage note receivable at least annually and whenever events or a change in circumstances indicate that impairment may exist. Impairment is considered to exist if, in the case of a property, the future cash flow from the property (undiscounted and without interest) is less than the carrying amount of the property. For notes receivable impairment is considered to exist if it is probable that all amounts due under the terms of the note will not be collected. In those instances where impairment is found to exist, a provision for loss is recorded by a charge against earnings. The Company's mortgage note receivable review includes an evaluation of the collateral property securing such note. The property review generally includes selective property inspections, a review of the property's current rents compared to market rents, a review of the property's expenses, a review of maintenance requirements, a review of the property's cash flow, discussions with the manager of the property and a review of properties in the surrounding area.


RESULTS OF OPERATIONS


         1996 Compared to 1995. The Company reported a net loss of $5.6 million in 1996 as compared to a net loss of $2.8 million in 1995. The primary factors contributing to the increase in the Company's net loss are discussed in the following paragraphs.



         Net rental income (rents less property operating expenses) increased from $4.6 million in 1995 to $4.8 million in 1996. This increase is primarily attributable to increased rents at the Denver Merchandise Mart and increased room rates and occupancy at the Kansas City Holiday Inn. Net rental income is expected to increase in 1997 from continued improvement at the Kansas City Holiday Inn and from a full years operations of the Best Western Oceanside Hotel which was acquired in December 1996.



         Interest income decreased from $4.9 million in 1995 to $4.7 million in 1996. This decrease is primarily attributable to a note receivable being paid off in 1995. Interest income in 1997 is expected to approximate that of 1996.



         Other income increased from $154,000 in 1995 to $1.6 million in 1996. This increase is due to recognizing an unrealized gain of $486,000 on the Company's trading portfolio of equity securities in 1996 compared to recognizing an unrealized loss of $1.4 million in 1995. This increase was offset in part by dividend income and gain on marketable equity securities decreasing by $689,000 and $292,500 respectively.



         Interest expense increased from $8.9 million in 1995 to $16.5 million in 1996. The increase is primarily attributable to debt refinancings and the debt incurred related to the purchase of six parcels of land in 1995 and 1996 and the Oaktree Shopping Center obtained in November 1995. Offsetting the increase was a $161,000 decrease in interest expense due to the sale of an apartment complex in February 1995. Interest expense for 1997 is expected to increase from the continued acquisition of properties on a leveraged basis.



         Advisory and mortgage servicing fees increased from $1.2 million in 1995 to $1.5 million in 1996. The increase is primarily attributable to the Company's increase in gross assets, the basis for such fee. Such fee will continue to increase as the Company's gross assets increase.



         Depreciation increased from $1.7 million in 1995 to $2.0 million in 1996 due to $2.9 million in property improvements made in 1996.



         Equity in income of investees improved from a loss of $851,000 in 1995 to income of $2.0 million in 1996. The increase in equity income is primarily attributable to an improvement in income from property operations for both CMET and NRLP, from increased rental rates and a decrease in operating expenses. The 1995 gains are attributable to the Company's equity share ($1.8 million) of NRLP's fourth quarter gain on the sale of two apartment complexes, the Company's equity share ($2.5 million) of TCI's gain on the sale of land in the third quarter and an apartment complex in the fourth quarter of 1995, a $4.6 million gain representing the Company's equity share of the REIT's gain on sale of real estate.



         Gains on the sale of real estate increased from $2.6 million in 1995 to $3.7 million in 1996. In 1996, the Company recognized a $2.0 million gain on the sale of 32.3 acres of the BP Las Colinas land in Las Colinas, Texas, and a $1.1 million gain on the sale of 4.6 acres of the Las Colinas I land also in Las Colinas, Texas. The 1995 gains are attributable to a $1.6 million gain recognized on the sale of 6.9 acres of Las Colinas I land and a $924,000 gain recognized on the sale of the Boulevard Villas Apartments in February 1995.



         The Company reported $783,000 in extraordinary gains in 1995 compared to $381,000 in extraordinary gains in 1996. The 1996 extraordinary gain is the Company's share of TCI's extraordinary gain from the early payoff of debt and CMET's extraordinary gain from an insurance settlement. The 1995 extraordinary gain is the Company's equity share of TCI's extraordinary gain from the early payoff of mortgage debt.



         1995 Compared to 1994. The Company reported a net loss of $2.8 million in 1995 as compared to a net loss of $2.4 million in 1994. The primary factors contributing to the decrease in the Company's net loss are discussed in the following paragraphs.



         Net rental income (rents less property operating expenses) decreased from $5.0 million in 1994 to $4.6 million in 1995. This decrease is primarily attributable to the sale of four apartment complexes in November 1994 and the sale of an additional apartment complex in February 1995 contributing a combined $2.4 million to the decrease. Offsetting the decrease in part, is a $1.2 million increase in net rental income from the Denver Merchandise Mart and Inn at the Mart, acquired in the second quarter of 1994 and a $529,000 increase at the Kansas City Holiday Inn due to increased room rates directly attributable to the capital improvements made to the property in 1994.



         Interest income increased from $4.0 million in 1994 to $4.9 million in 1995. This increase is primarily attributable to the Continental Hotel wraparound mortgage note receivable performing throughout 1995.



         Other income decreased from $1.1 million in 1994 to $154,000 in 1995. This decrease is primarily attributable to the fourth quarter write down of the Company's marketable equity securities trading portfolio by $998,000 due to a decline in market value.



         Interest expense increased from $7.9 million in 1994 to $8.9 million in 1995. This increase is primarily due to a $1.2 million increase in margin interest due to a $7.6 million increase in margin debt from December 1994 to December 1995 and a $2.0 million increase due to the debt incurred in connection with the Company's two land purchases in Las Colinas, Texas, during 1995. These increases are offset by a $1.5 million decrease due to a reduction in debt as a result of the sale of four apartment complexes in November 1994 and an additional apartment complex in February 1995 and reductions in loan principal balances.



         Advisory and mortgage servicing fees were comparable in 1995 and 1994 at $1.2 million as were general and administrative expense at $2.6 million in 1995 and 1994.



         Depreciation increased from $1.6 million in 1994 to $1.7 million in 1995. This increase is primarily attributable to the 1994 acquisitions of the Denver Merchandise Mart and the Inn at the Mart offset by the sale of four apartment complexes in November 1994 and the sale of an additional apartment complex in February 1995.



         Equity in income of investees decreased from a income of $292,000 in 1994 to a loss of $851,000 in 1995. This decrease in equity income is primarily attributable to an increase in net loss of both IORI and TCI, resulting from a $1.5 million writedown of a wraparound mortgage note receivable to the balance of the underlying first lien mortgage by a partnership in which IORI and TCI are the sole partners. Offsetting such losses in part, is the Company's equity share ($1.8 million) of NRLP's fourth quarter gain on the sale of two apartment complexes, the Company's equity share ($2.5 million) of TCI's gain on the sale of land in the third quarter and an apartment complex in the fourth quarter of 1995.



         Gains on the sale of real estate increased from $292,000 in 1994 to $2.6 million in 1995. The 1995 gains are attributable to a $1.6 million gain recognized on the sale of 6.9 acres of Las Colinas I land in Las Colinas, Texas, acquired by the Company in May 1995 and a $924,000 gain recognized by the Company on the sale of the Boulevard Villas Apartments in February 1995.



         The Company reported $323,000 in extraordinary gains in 1994 compared to $783,000 in extraordinary gains in 1995. The 1995 extraordinary gain is the Company's equity share of TCI's extraordinary gain from the early payoff of mortgage debt. In 1994, $273,000 of the extraordinary gain is the Company's equity share of TCI's settlement of litigation with a lender and the remaining $50,000 is due to a lender's forgiveness of a portion of a first mortgage, due to the Company's early payoff of the second lien mortgage secured by the same property.

CONTINGENCIES



         In January 1995, NRLP, SAMLP, the NRLP oversight committee and William
H. Elliott executed an Implementation Agreement which provides for the nomination of an entity controlled by Mr. Elliott as successor general partner of NRLP and National Operating, L.P. ("NOLP"), the operating partnership of NRLP and for the resolution of all related matters under the 1990 settlement of a class action lawsuit. In February 1996, the parties to the Implementation Agreement executed an Amended and Restated Implementation Agreement.



         Provided that the successor general partner is elected pursuant to the terms of the Amended and Restated Implementation Agreement, SAMLP shall receive $12.5 million from the Partnership. This amount represents a compromise settlement of the net amounts owed by the Partnership to SAMLP upon SAMLP's withdrawal as general partner and any amounts which SAMLP and its affiliates may owe to the Partnership. This amount shall be paid to SAMLP pursuant to a promissory note in accordance with the terms set forth in the Amended and Restated Implementation Agreement.



         In September 1996, the Judge appointed to supervise the class action settlement (the "Supervising Judge") entered an order granting tentative approval of the Amended and Restated Implementation Agreement and the form of notice to be sent to the original class members. However, the order reserved jurisdiction to determine other matters which must be resolved prior to final approval. On April 7, 1997, the Supervising Judge issued an order granting final approval of the notice and scheduled a hearing on June 27, 1997 for final approval of the Amended and Restated Implementation Agreement. Upon final approval by the Supervising Judge, the proposal to elect the successor general partner will be submitted to the NRLP's unitholders for a vote. In addition, the unitholders will vote upon amendments to the NRLP's Partnership Agreement which relate to the proposed compensation of the successor general partner and other related matters.



         Upon approval by NRLP's unitholders, SAMLP shall withdraw as General Partner and the successor general partner shall take office. If the required approvals are obtained, it is anticipated that the successor general partner will be elected and take office during the third quarter of 1997.


         The Amended and Restated Implementation Agreement provides that SAMLP, and its affiliates owning units in NRLP shall not vote to remove the successor general partner, except for removal with cause, for a period of 36 months from the date the successor general partner takes office.


         Upon the election and taking office of the successor general partner, the class action settlement and the NRLP oversight committee shall be terminated. If the successor general partner is not elected, the existing class action settlement shall remain in full force and effect and all of the provisions of the Amended and Restated Implementation Agreement shall be voided, including the compromise settlement of amounts owed by SAMLP and NRLP to each other.



         On September 3, 1996, Joseph B. Moorman filed a Motion for Orders Compelling Enforcement of the Moorman Settlement Agreement, Appointment of a Receiver and Collateral Relief with the Court. The motion alleged that the settling defendants had failed or refused to perform their obligations under the Moorman Settlement Agreement and had breached the Moorman Settlement Agreement. The motion also requested that SAMLP be removed as general partner and a receiver be appointed to manage the Partnership. The motion also requested that the Company be ordered to deliver to the Court all NRLP units which had been purchased by the Company since August 7, 1991. A hearing was held on this motion in October 1996. In January 1997, the Supervising Judge entered an order denying the motion.



         On January 27, 1997, Joseph B. Moorman filed motions to (i) discharge the NRLP Oversight Committee and (ii) vacate the Court's orders and renewed his prior motions to compel enforcement of the Moorman Settlement Agreement, appoint a receiver over the Partnership, and for collateral relief against the Company. Also on January 27, 1997, Robert A. McNeil filed motions to (i) be installed as receiver for the Partnership, (ii) vacate the Court's orders, and
(iii) disband the NRLP Oversight Committee. A hearing on the motions to discharge or disband the Oversight Committee and to vacate the Court's orders was held on March 21, 1997, and the Supervising Judge ruled that neither Mr. McNeil nor Mr. Moorman had standing to bring the motions.

         In April 1995, the Company's Board of Directors approved the Company's entering into a comfort and indemnification letter whereby the Company would agree to indemnify Mr. Elliott and any entity controlled by Mr. Elliott which is elected to serve as the successor general partner of NRLP and NOLP. Such indemnification will stand behind any indemnification to which Mr. Elliott or any entity controlled by Mr. Elliott may be entitled to under the NRLP partnership agreement.






ENVIRONMENTAL MATTERS

         Under various federal, state and local environmental laws, ordinances and regulations, the Company may be potentially liable for removal or remediation costs, as well as certain other potential costs relating to hazardous or toxic substances (including governmental fines and injuries to persons and property) where property-level managers have arranged for the removal, disposal or treatment of hazardous or toxic substances. In addition, certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from the Company for personal injury associated with such materials.

         The Company' s management is not aware of any environmental liability relating to the above matters that would have a material adverse effect on the Company's business, assets or results of operations.

INFLATION

         The effects of inflation on the Company's operations are not quantifiable. Revenues from property operations fluctuate proportionately with inflationary increases and decreases in housing costs. Fluctuations in the rate of inflation also affect the sales values of properties and, correspondingly, the ultimate gains to be realized by the Company from property sales.

RECENT ACCOUNTING PRONOUNCEMENT

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121 - "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of". The statement requires that long-lived assets be considered impaired "... if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset." If impairment exists, an impairment loss shall be recognized, by a charge against earnings, equal to "... the amount by which the carrying amount of the asset exceeds the fair value of the asset." If impairment of a long-lived asset is recognized, the carrying amount of the asset shall be reduced by the amount of the impairment, shall be accounted for as the asset's "new cost" and such new cost shall be depreciated over the asset's remaining useful life.

         SFAS No. 121 further requires that long-lived assets held for sale "... be reported at the lower of carrying amount or fair value less cost to sell." If a reduction in a held for sale asset's carrying amount to fair value less cost to sell is required, a provision for loss shall be recognized by a charge against earnings. Subsequent revisions, either upward or downward, to a held for sale asset's fair value less cost to sell shall be recorded as an adjustment to the asset's carrying amount, but not in excess of the asset's carrying amount when originally classified as held for sale. A corresponding charge or credit to earnings is to be recognized. Long-lived assets held for sale are not to be depreciated.
The Company adopted SFAS No. 121 effective January 1, 1996.

         The adoption of SFAS No. 121 had no effect on the Company's net loss for the nine months ended September 30, 1996, as the Company's one depreciable asset classified as held for sale is fully depreciated and none of the Company's other long lived assets are considered to be impaired.


                               ACQUISITION TERMS



         This Prospectus covers Offered Securities that may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, or on the payment of dividends on or conversion of or payment of interest on convertible notes issued in connection with such acquisitions of other businesses or properties.

         It is expected that the terms of acquisitions involving the issuance of the Offered Securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the Offered Securities issued will be valued at prices reasonably related to the market price of the Offered Securities either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the Shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an 'underwriter' within the meaning of the Securities Act, and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.



                        DESCRIPTION OF THE CAPITAL STOCK

GENERAL

         The Company is authorized by its Articles of Incorporation, as amended, to issue up to 16,666,667 shares of Common Stock, $.01 par value per share, and 20,000,000 shares of a special class of stock, $2.00 par value per share (the "Special Stock"), which may be designated by the Company's board of directors from time to time. The Preferred Stock to be offered hereunder will be a series of the Special Stock.

COMMON STOCK


         All shares of the Company's Common Stock are entitled to share equally in dividends from funds legally available therefor, when declared by the Company's board of directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary (subject to any prior rights of holders of the Special Stock), and to share equally in the assets of the Company available for distributions to shareholders. Each holder of Common Stock is entitled to one vote for each share held on all matters submitted to the shareholders. There is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to the Common Stock. The holders of Common Stock do not have any preemptive rights to acquire additional shares of Common Stock when issued. All outstanding shares of the Company are fully paid and nonassessable. As of March 31, 1997, 13,479,348 shares of Common Stock were issued and 12,194,644 shares were outstanding.


SPECIAL STOCK

         The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement.

         Article 5 of the Articles of Incorporation of the Company, as amended, authorizes the issuance of up to 20,000,000 shares of Special Stock in one or more series with such preferences, limitations and rights as the Company's board of directors determines. In particular, the board of directors may fix and determine, among other things, the dividend payable with respect to such shares of Special Stock (including whether and in what manner such dividend shall be accumulated); whether such shares shall be redeemable, and if so, the prices, terms and conditions of such redemption; the amount payable on such shares in the event of voluntary or involuntary liquidation; the nature of any purchase, retirement or sinking fund provisions; the nature of any conversion rights with respect to such shares; and the extent of the voting rights, if any, of such shares. Certain provisions of the Special Stock may, under certain circumstances, adversely affect the rights or interests of holders of Common Stock. For example, the Company's board of directors could, without shareholder approval, issue a series of Special Stock with voting and conversion rights which could adversely affect the voting power of the common shareholders. In addition, the Special Stock may be issued under certain circumstances as a defensive device to thwart an attempted hostile takeover of the Company.

         The Prospectus Supplement relating to the series of Preferred Stock being offered will describe its terms, including: (i) its title and stated value; (ii) the number of shares offered, the liquidation preference per share and the purchase price; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating dividends;

(iv) whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends accumulate; (v) the procedures for any auction and remarketing, if any; (vi) the provisions for a sinking fund, if any; (vii) the provisions for redemption, if applicable; (viii) any listing of such Preferred Stock on a securities exchange; (ix) the terms and conditions, if applicable, for its conversion into Common Stock, including the conversion price (or manner of calculation) and conversion period; (x) voting rights, if any; (xi) its relative ranking and preferences as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (xii) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company. The Prospectus Supplement for such Preferred Stock will also include a discussion of any material and/or special Federal income tax considerations applicable to such Preferred Stock.


         Through the date of this Prospectus, the Company has amended its Articles of Incorporation to designate five series of the Special Stock as explained below. Each series of Special Stock now outstanding ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.


         Series A Preferred Stock; Terminated Rights Plan. On April 11, 1990, the board of directors of the Company designated 500,000 shares of the Series A Cumulative Participating Preferred Stock (the "Series A Preferred Stock"), adopted a preferred share purchase rights plan and approved the distribution to shareholders of a dividend of one preferred share purchase right on each outstanding share of the Company's Common Stock (the "Rights"). The rights plan provided that one Right would be distributed to all shareholders of the Company for each share of Common Stock owned of record by them as of April 23, 1990. In addition, the rights plan required that the Company issue one Right with each share of Common Stock that became outstanding thereafter so that all shares of Common Stock would carry a Right. The Rights were primarily designed to assure that all holders of Common Stock of the Company receive fair and equal treatment in the event of any attempt to acquire the Company and to guard the interest of such shareholders against partial tender offers, inadequate offers, open market accumulations and other abusive or coercive tactics. The rights plan was not adopted in response to any effort to acquire the Company, and the Company has remained unaware of any such effort. On June 12, 1996, the board of directors of the Company resolved to redeem the Rights held by the shareholders of record as of June 21, 1996 at the redemption price of $.01 per Right. The redemption price was paid on July 8, 1996. The decision by the board of directors of the Company was based on a determination that the rights plan was no longer necessary to protect the Company and its shareholders from coercive tender offers.


         On February 27, 1997, the board of directors of the Company deleted the designation of the Series A Preferred Stock from the Articles of Incorporation and none will be issued in the future.


         Series B Preferred Stock. On April 3, 1996, the board of directors of the Company designated 4,000 shares of Series B 10% Cumulative Preferred Stock (the "Series B Preferred Stock") with a par value of $2.00 per share and a preference on liquidation of $100 per share plus payment of accrued and unpaid dividends. The Series B Preferred Stock is non-voting except as required by law, and the Company is not required to maintain a sinking fund for such stock.

         The Series B Preferred Stock is convertible, but only during a 30-day period beginning May 8, 1998, into that number of shares of the Company's Common Stock obtained by multiplying the number of shares being converted by $100 and then dividing such sum by (in most instances) 90% of the simple average of the daily closing price of the Common Stock for the 30 trading days immediately preceding the conversion period on the market where the shares of Common Stock of the Company are then regularly traded. The right of conversion shall terminate at the close of business on the second full business day prior to the date fixed for redemption and on the commencement of any liquidation, dissolution or winding up of the Company.

         The Series B Preferred Stock bears a cumulative dividend per share of $10.00 per annum, payable quarterly in equal installments of $2.50. Dividends on the Series B Preferred Stock are in preference to and with priority over dividends upon the Common Stock. The Series B Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.

         The Company may from time to time redeem any or all of the Series B Preferred Stock upon payment of the liquidation value of $100 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series B Preferred Stock by the Company while there is any arrearage in payment of dividends except that at the time of such repurchase or redemption the Company must pay all accrued and unpaid dividends on the shares being redeemed. As of April 1, 1997, 4,000 shares of the Series B Preferred Stock were issued and outstanding.


         Series C Preferred Stock. The board of directors of the Company designated 16,500 shares of Series C 10% Cumulative Preferred Stock (the "Series C Preferred Stock") on May 23, 1996, with a par value of $2.00 per share and a preference on liquidation of $100 per share plus all accrued and unpaid dividends. The Series C Preferred Stock is non-voting except as required by law. The Company is not required to maintain a sinking fund for such stock.

         Each share of Series C Preferred Stock is convertible, but only during a 90-day period beginning on November 25, 1998, into the number of shares of Common Stock obtained by multiplying the number of shares being converted by $100 and dividing the result by (in most instances) 90% of the then-recent average trading price for the Common Stock.

         The Series C Preferred Stock bears a cumulative dividend per share of $10.00 per annum, payable quarterly in equal installments of $2.50. Dividends on the Series C Preferred Stock are in preference to and with priority over dividends upon the Common Stock. The Series C Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock. The dividends for the first twelve months are to be paid in additional shares of Series C Preferred Stock.


         The Company may from time to time redeem any or all of the Series C Preferred Stock upon payment of the liquidation value of $100 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series C Preferred Stock by the Company while there is any arrearage in payment of dividends except that at the time of such repurchase or redemption the Company must pay all accrued and unpaid dividends on the shares being redeemed. As of April 1, 1997, 16,274 shares of the Series C Preferred Stock were issued and outstanding.


         Series D Preferred Stock. The board of directors of the Company designated 91,000 shares of Series D Cumulative Preferred Stock (the "Series D Preferred Stock") on August 2, 1996, with a par value of $2.00 per share and a preference on liquidation of $20.00 per share plus payment of accrued and unpaid dividends. The Series D Preferred Stock is non-voting except as required by law and is not convertible. The Company is not required to maintain a sinking fund for such stock.

         The Series D Preferred Stock has a cumulative dividend per share of 9.5% per annum of the $20.00 liquidation preference, payable quarterly in equal installments of $0.475. Dividends on the Series D Preferred Stock are in preference to and with priority over dividends upon the Common Stock. The Series D Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.


         The Company may from time to time after June 1, 2001 redeem any or all of the Series D Preferred Stock upon payment of the liquidation value of $20.00 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series D Preferred Stock by the Company while there is any arrearage in payment of dividends except that at the tine of such repurchase or redemption the Company must pay all accrued and unpaid dividends on the shares being redeemed. As of April 1, 1997, no shares of the Series D Preferred Stock were issued and outstanding.


         The Series D Preferred Stock is reserved for issuance upon the conversion Class A units held by the limited partners of Ocean Beach Partners L.P.

         Series E Preferred Stock. On December 3, 1996, the Company's board of directors designated 80,000 shares of Series E Cumulative Convertible Preferred Stock (the "Series E Preferred Stock") with a par value of $2.00 per share and a preference on liquidation of $100 per share plus payment of all accrued and unpaid dividends. The Series E Preferred Stock is non-voting except as required by law. The Company is not required to maintain a sinking fund for such stock.

         The Series E Preferred Stock is convertible into that number of shares of the Company's Common Stock obtained by multiplying the number of shares being converted by $100, then adding all accrued and unpaid dividends on such shares, then dividing such sum by (in most instances) 80% of the Common Stock's then-recent average trading price for the 20 business days ending on the last business day of the calendar week immediately preceding the date of conversion on the principal stock exchange on which such Common Stock is then listed or admitted to trading as determined by the Company. The schedule pursuant to which shares of Series E Preferred Stock may be so converted is as follows: up to 30,000 shares of the Series E Preferred Stock may be converted beginning as of November 4, 1998 and thereafter; up to an additional 10,000 shares of the Series E Preferred Stock may be converted beginning as of November 4, 1999; and up to an additional 40,000 shares of the Series E Preferred Stock may be converted beginning as of November 4, 2001.

         The Series E Preferred Stock bears a cumulative dividend per share equal to $10.00 per annum, payable quarterly in equal installments of $2.50 for the period from date of issuance to November 4, 1999, and $11.00 per annum ($2.75 per quarter) thereafter. Dividends on the Series E Preferred Stock are in preference to and with priority over dividends upon the Common Stock. The Series E Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.


         The Company may redeem any or all of the shares of Series E Preferred Stock from time to time upon payment of $100.00 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series E Preferred Stock by the Company while there is any arrearage in payment of dividends except that at the time of such repurchase or redemption the Company must pay all accrued and unpaid dividends on the shares being redeemed. As of April 1, 1997, no shares of the Series E Preferred Stock were issued and outstanding.


         The Series E Preferred Stock is reserved for issuance upon the conversion of Class A units held by the limited partners in the Valley Ranch Limited Partnership.





         The description of the foregoing provisions of each series of the Special Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the definitive Articles of Amendment of the Articles of Incorporation relating to such series of Special Stock.

                              PLAN OF DISTRIBUTION



         Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.




         Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnifications by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

         Certain legal matters with respect to the Preferred Stock offered by the Company will be passed upon for the Company by Holt Ney Zatcoff & Wasserman, LLP, Atlanta, Georgia.

                                    EXPERTS

         The financial statements and schedules included and incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their reports appearing elsewhere herein and in the registration statement, and such reports are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                              FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                      Page
                                                                      ----

Report of Independent Certified Public Accountants.....................F-2

Consolidated Balance Sheets -
   December 31, 1996 and 1995..........................................F-3

Consolidated Statements of Operations -
   Years Ended December  31, 1996, 1995 and 1994.......................F-5

Consolidated Statements of Stockholders' Equity -
   Years Ended December 31, 1996, 1995 and 1994........................F-6

Consolidated Statements of Cash Flows -
   Years Ended December 31, 1996, 1995 and 1994........................F-7

Notes to Consolidated Financial Statements............................F-10









All other schedules are omitted because they are not required, are not applicable or the information required is included in the Consolidated Financial Statements or the notes thereto.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors of
American Realty Trust, Inc.


We have audited the accompanying consolidated balance sheets of American Realty Trust, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Realty Trust, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.






                                                   BDO Seidman, LLP





Dallas, Texas
March 26, 1997

                          AMERICAN REALTY TRUST, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                                                      December 31,
                                                                             -------------------------------
                                                                               1996                  1995
                                                                             ----------           ----------
                                                                                  (dollars in thousands)
  Assets
Notes and interest receivable
  Performing (including $13,563 in 1996 and
         $14,657 in 1995 from affiliate)...............................      $   50,784           $   51,840
  Nonperforming, nonaccruing...........................................           1,627                1,827
                                                                             ----------           ----------
                                                                                 52,411               53,667

Less - allowance for estimated losses..................................          (3,926)              (3,926)
                                                                             ----------           ----------
                                                                                 48,485               49,741
Real estate held for sale, net of accumulated
  depreciation ($5,098 in 1996 and 1995)...............................          77,688               32,627

Less - allowance for estimated losses..................................              --               (3,328)
                                                                             ----------           ----------
                                                                                 77,688               29,299
Real estate held for investment net of accumu-
  lated depreciation ($4,234 in 1996 and $2,646
  in 1995).............................................................          41,347               30,125

Marketable equity securities, at market value..........................           2,186                2,093
Cash and cash equivalents..............................................           1,254                1,054
Investments in equity investees........................................          55,880               41,072
Other assets (including $3,336 in 1995 from
  affiliate)...........................................................           8,197                8,649
                                                                             ----------           ----------
                                                                             $  235,037           $  162,033
                                                                             ==========           ==========



The accompanying notes are an integral part of these Consolidated Financial Statements.

                          AMERICAN REALTY TRUST, INC.
                    CONSOLIDATED BALANCE SHEETS - CONTINUED




                                                                                      December 31,
                                                                             -------------------------------
                                                                                  1996               1995
                                                                             ----------           ----------
                                                                                  (dollars in thousands)
       Liabilities and Stockholders' Equity
Liabilities
Notes and interest payable (including $8,973 in
  1996 and $8,556 in 1995 to affiliates)...............................      $  127,863           $   61,163
Margin borrowings......................................................          40,044               34,017
Accounts payable and other liabilities
  (including $4,584 in 1995 to affiliate)..............................           8,433               12,698
                                                                             ----------           ----------
                                                                                176,340              107,878

Minority interest......................................................          10,911                1,097

Commitments and contingencies

Stockholders' equity
Preferred Stock, $2.00 par value, authorized
  20,000,000 shares; issued and outstanding
  4,000 shares Series B................................................               8                   --
  15,877 shares Series C...............................................              32                   --
Common Stock, $.01 par value, authorized
  16,666,667 shares; issued 13,479,348 shares in
  1996 and 11,716,656 shares in 1995...................................             129                  117
Paid-in capital........................................................          68,601               66,661
Accumulated (deficit)..................................................         (20,978)             (13,720)
Treasury stock at cost, 564,704 shares.................................              (6)                  --
                                                                             ----------           ----------
                                                                                 47,786               53,058
                                                                             ----------           ----------

                                                                             $  235,037           $  162,033
                                                                             ==========           ==========


The accompanying notes are an integral part of these Consolidated Financial Statements.

                          AMERICAN REALTY TRUST, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS




<Caption
                                                                                  Years Ended December 31,
                                                                     --------------------------------------------
                                                                        1996              1995             1994
                                                                     -----------      -----------      ----------
                                                                        (dollars in thousands, except per share)
Income
  Rents............................................................  $    20,658      $    17,869      $   18,013
  Interest (including $539 in 1996, $506 in 1995 and $366 in
    1994 from affiliates)..........................................        4,724            4,929           3,959
  Other............................................................        1,597              154           1,098
                                                                          26,979           22,952          23,070
                                                                     -----------      -----------      ----------


Expenses
  Property operations (including $892 in 1996, $1,200 in 1995
    and $899 in 1994 to affiliates)................................       15,874           13,260          13,013
  Interest (including $418 in 1996, $437 in 1995 and $589
    in 1994 to affiliates).........................................       16,450            8,941           7,875
  Advisory and servicing fees to affiliate.........................        1,539            1,195           1,242
  General and administrative (including $691 in 1996, $516 in
    1995 and $434 in 1994 to affiliate)............................        2,712            2,554           2,562
  Depreciation and amortization....................................        2,002            1,691           1,620
  Minority interest................................................           --              671             169
                                                                     -----------      -----------      ----------
                                                                          38,577           28,312          26,481
                                                                     -----------      -----------      ----------

(Loss) from operations.............................................      (11,598)          (5,360)         (3,411)
Equity in income (losses) of investees.............................        2,004             (851)            292
Gain on sale of real estate........................................        3,659            2,594             379
                                                                     -----------      -----------      ----------

(Loss) before income taxes.........................................       (5,935)          (3,617)         (2,740)
Income tax expense.................................................          ---                2               9
                                                                     -----------      -----------      ----------

(Loss) before extraordinary gain...................................      (5,935)          (3,619)          (2,749)

Extraordinary gain.................................................          381              783             323
                                                                     -----------      -----------      ----------

Net (loss).........................................................       (5,554)          (2,836)         (2,426)

Preferred dividend requirement.....................................         (113)              --              --
                                                                     -----------      -----------      ----------

Net (loss) applicable to Common shares.............................  $    (5,667)     $    (2,836)     $   (2,426)
                                                                     ===========      ===========      ==========

Earnings per share
(Loss) before extraordinary gain...................................  $      (.46)     $      (.31)     $     (.23)
Extraordinary gain.................................................          .03              .07             .03
                                                                     -----------      -----------      ----------

Net (loss) applicable to Common shares.............................  $      (.43)     $      (.24)     $     (.20)
                                                                     ===========      ===========      ==========

Weighted average Common shares used in computing
   earnings per share..............................................   12,765,082       11,716,656      12,208,876
                                                                     ===========      ===========      ==========



  The accompanying notes are an integral part of these Consolidated Financial Statements.

                          AMERICAN REALTY TRUST, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                 Series B    Series C                                    Accumulated
                                Preferred   Preferred    Common    Treasury   Paid-in      Earnings     Stockholders
                                  Stock      Stock       Stock      Stock     Capital     (Deficit)       Equity
                                ---------  ---------   ---------   --------  --------     --------       --------
                                                              (dollars in thousands)
Balance
  January 1, 1994...........    $      --  $      --    $    102  $      --  $ 64,476   $ (8,458)      $ 56,120
Reclassification of
Redeemable Common
  Stock.....................           --         --          14         --     2,186         --          2,200
Common Stock
  Issued....................           --         --           9         --        (9)        --             --
Common Stock
  retired...................           --         --          (8)        --         8         --             --
Net (loss)..................           --         --          --         --        --     (2,426)        (2,426)
                                ---------  ---------   ---------   --------  --------   --------       --------
Balance
  December 31, 1994.........           --         --         117         --    66,661    (10,884)        55,894
Net (loss)..................           --         --          --         --        --     (2,836)        (2,836)
                                ---------  ---------   ---------   --------  --------   --------       --------
Balance
  December 31, 1995.........           --         --         117         --    66,661    (13,720)        53,058
Common Stock issued.........           --         --          12         --       (12)        --             --
Series B Preferred Stock
    issued..................            8         --          --         --       392         --            400
Series C Preferred Stock
    issued..................           --         30          --         --     1,469         --          1,499
Common stock cash
    dividend ($.15 per
    share)..................           --         --          --         --        --     (1,491)        (1,491)
Redemption of share
    purchase rights ($.01
    per right)..............           --         --          --         --        --       (101)          (101)
Series B Preferred Stock
    cash dividends ($6.46
    per share)..............           --         --          --         --        --        (25)           (25)
Series C Preferred Stock
    stock dividend ($5.74
    per share)..............           --          2          --         --        85        (87)            --
Treasury stock, at cost.....           --         --          --         (6)        6         --             --
Net (loss)                             --         --          --         --        --     (5,554)        (5,554)
                                ---------  ---------   ---------   --------  --------   --------       --------
Balance
  December 31, 1996.........    $       8   $     32     $   129   $     (6) $ 68,601   $(20,978)      $ 47,786
                                =========   ========     =======   ========  ========   ========       ========


The accompanying notes are an integral part of these Consolidated Financial Statements.

                          AMERICAN REALTY TRUST, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                     For The Years Ended December 31,
                                                                    ---------------------------------
                                                                      1996        1995         1994
                                                                    --------    --------     --------
                                                                          (dollars in thousands)
Cash Flows From Operating Activities
   Rents collected..............................................    $ 19,013    $ 18,473    $ 17,130
   Interest collected ($385 in 1996, $399 in
          1995 and $366 in 1994 from affiliates)................       4,304       4,845       3,829
   Distributions from equity investees' operating activities....       9,054       1,464       1,642
   Interest paid (including $19 in 1995 and $213 in 1994 to
         affiliate).............................................      (9,601)     (8,296)     (4,286)
   Payments for property operations
         (including $892 in 1996, $1,200 in 1995
         and $899 in 1994 to affiliate).........................     (15,034)    (13,442)    (13,162)
   Advisory fee paid to affiliate...............................      (1,539)     (1,195)     (1,242)
   General and administrative expenses paid
         (including $691 in 1996, $516 in 1995 and
         $434 in 1994 to affiliate).............................      (3,095)     (2,448)     (2,384)
   Litigation settlement........................................          --        (100)       (750)
   Other.......................................................       (1,084)        500         235
                                                                    --------    --------    --------

         Net cash provided by (used in) operating
            activities..........................................       2,018       (199)       1,012
Cash Flows From Investing Activities
   Collections on notes receivable
   (including $1,166 in 1996 and $394
    in 1995 from affiliates)....................................       1,495       1,604       2,757
   Purchase of marketable equity securities.....................     (22,613)    (19,394)    (16,518)
   Proceeds from sale of marketable equity securities...........      23,557      18,374      15,123
   Notes receivable funded......................................        (250)     (3,295)       (700)
   Proceeds from sale of real estate............................       3,129      11,992       4,058
   Return of capital distributions..............................          --          --         514
   Acquisitions of real estate..................................      (6,698)    (21,394)         --
   Real estate improvements.....................................      (2,862)     (1,802)     (2,168)
   Investment in equity investees...............................     (15,471)     (7,169)     (6,884)
                                                                     -------      ------      ------

         Net cash (used in) investing activities................     (19,713)    (21,084)     (3,818)

                          AMERICAN REALTY TRUST, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)




                                                                    For The Years Ended December 31,
                                                                    --------------------------------
                                                                      1996        1995        1994
                                                                    --------    --------    --------
                                                                         (dollars in thousands)
Cash
Flows From Financing Activities
   Proceeds from notes payable ..................................   $ 58,520    $ 36,211    $    710
   Margin borrowings, net .......................................      2,981       7,626       8,598
   Proceeds from issuance of Preferred Stock ....................        400          --          --
   Payments on notes payable (including $990 in 1995,
         $1,320 in 1994 to affiliate) ...........................    (32,382)    (22,268)     (5,151)
   Southmark settlement payments ................................         --          --        (435)
   Deferred borrowing costs .....................................     (5,028)     (2,475)         --
   Net advances (payments) to/from affiliates ...................     (4,979)      3,050      (1,566)
   Dividends paid ...............................................     (1,617)         --          --
                                                                    --------    --------    --------
         Net cash provided by financing activities ..............     17,895      22,144       2,156
                                                                    --------    --------    --------
   Net increase (decrease) in cash and cash equivalents .........        200         861        (650)
   Cash and cash equivalents, beginning of year .................      1,054         193         843
                                                                    --------    --------    --------
   Cash and cash equivalents, end of year .......................   $  1,254    $  1,054    $    193
                                                                    ========    ========    ========
   Reconciliation of net (loss) to net cash provided
         by (used in) operating activities
   Net (loss) ...................................................   $ (5,554)   $ (2,836)   $ (2,426)
   Adjustments to reconcile net (loss) to net cash provided
     by (used in) operating activities
         Extraordinary gain .....................................       (381)       (783)       (323)
         Gain on sale of real estate ............................     (3,659)     (2,594)       (379)
         Depreciation and amortization ..........................      2,002       1,691       1,620
         Equity in (income) losses of investees .................     (2,004)        851        (292)
           Distributions from equity investees' operating
              activities ........................................      9,054       1,464       1,642
           (Increase) decrease in accrued interest receivable ...       (117)         79         (18)
           Decrease in other assets .............................        452       1,439         228
           Increase (decrease) in accrued interest payable ......      1,417          (5)        575
           Increase in accounts payable and other liabilities ...        733         495         150
           Other ................................................         75        --           235
                                                                    --------    --------    --------
             Net cash provided by (used in) operating ...........   $ (2,018)   $   (199)   $  1,012
               activities                                           ========    ========    ========


                          AMERICAN REALTY TRUST, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)




                                                            For The Years Ended December 31,
                                                            --------------------------------
                                                               1996       1995       1994
                                                            ---------  ---------   ---------
                                                               (dollars in thousands)
Schedule of noncash investing and financing activities
Acquisition of real estate financed by debt ............... $  9,099   $ 21,394    $  6,800
Stock dividends on Series C Preferred Stock ...............       87         --          --
Real estate sales financed by purchase money mortgages ....       --         --       1,400
Carrying value of real estate securities acquired through
   assumption of debt with carrying value of
   $6,080 in 1994 .........................................       --         --       9,810
Sale of real estate subject to debt .......................       --     (5,878)         --
Carrying value of real estate obtained in satisfaction
   of a receivable with a carrying value of $125 ..........       --         --         125
Settlement with insurance company
   Carrying value of real estate received .................       --      1,619          --
   Carrying value of notes receivable
         participation received ...........................       --      1,500          --
   Carrying value of notes receivable
         returned .........................................       --        (32)         --
   Carrying value of real estate returned .................       --     (2,183)         --


The accompanying notes are an integral part of these Consolidated Financial Statements.

                          AMERICAN REALTY TRUST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The accompanying Consolidated Financial Statements of American Realty Trust, Inc. and consolidated entities (The "Company") have been prepared in conformity with generally accepted accounting principles, the most significant of which are described in NOTE 1. "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES." These, along with the remainder of the Notes to Consolidated Financial Statements, are an integral part of the Consolidated Financial Statements. The data presented in the Notes to Consolidated Financial Statements are as of December 31 of each year and for the year then ended, unless otherwise indicated. Dollar amounts in tables are in thousands, except per share amounts.



         Certain balances for 1994 and 1995 have been reclassified to conform to the 1996 presentation. Shares and per share data have been restated for the 2 for 1 forward Common Stock splits effected February 17, 1997 and January 2, 1996.


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


         Organization and company business. American Realty Trust, Inc. ("ART"), a Georgia corporation, is successor to a District of Columbia business trust, that primarily invests in real estate and real estate-related entities and purchases and originates mortgage loans.



         Basis of consolidation. The Consolidated Financial Statements include the accounts of ART, and all majority- owned subsidiaries and partnerships other than National Realty, L.P. ("NRLP") and Pizza World Supreme, Inc. ("PWS"). The Company uses the equity method to account for its investment in NRLP and PWS as control is considered to be temporary. See NOTE 2. "SYNTEK ASSET MANAGEMENT, L.P." and NOTE 6. "INVESTMENTS IN EQUITY INVESTEES." All significant intercompany transactions and balances have been eliminated.



         Accounting estimates. In the preparation of the Company's Consolidated Financial Statements in conformity with generally accepted accounting principles it was necessary for the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expense for the year then ended. Actual results could differ from these estimates.



         Interest recognition on notes receivable. It is the Company's policy to cease recognizing interest income on notes receivable that have been delinquent for 60 days or more. In addition, accrued but unpaid interest income is only recognized to the extent that the net realizable value of the underlying collateral exceeds the carrying value of the receivable.



         Allowance for estimated losses. Valuation allowances are provided for estimated losses on notes receivable considered to be impaired. Impairment is considered to exist when it is probable that all amounts due under the terms of the note will not be collected. Valuation allowances are provided for estimated losses on notes receivable to the extent that the Company's investment in the note exceeds the Company's estimate of net realizable value of the collateral securing such note, or fair value of the collateral if foreclosure is probable.



         Real Estate Held for Investment and Depreciation. Real estate held for investment is carried at cost. Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") requires that a property be considered impaired, if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property. If impairment exists, an impairment loss is recognized by a charge against earnings, equal to the amount by which the carrying amount of the property exceeds the fair value of the property. If impairment of a property is recognized, the carrying amount of the property is reduced by the amount of the impairment, and a new cost for the property is established. Such new cost is depreciated over the property's remaining useful life. Depreciation is provided by the straight-line method over estimated useful lives, which range from 10 to 40 years.

         Real Estate Held for Sale. Foreclosed real estate is initially recorded at new cost, defined as the lower of original cost or fair value minus estimated costs of sale. SFAS No. 121 also requires that properties held for sale be reported at the lower of carrying amount or fair value less costs of sale. If a reduction in a held for sale property's carrying amount to fair value less costs of sale is required, a provision for loss shall be recognized by a charge against earnings. Subsequent revisions, either upward or downward, to a held for sale property's estimated fair value less costs of sale is recorded as an adjustment to the property's carrying amount, but not in excess of the property's carrying amount when originally classified as held for sale. A corresponding charge against or credit to earnings is recognized.
Properties held for sale are not to be depreciated.






         Investments in equity investees. Because the Company may be considered to have the ability to exercise significant influence over the operating and investment policies of certain of its investees, the Company accounts for such investments by the equity method. Under the equity method, the Company's initial investment, recorded at cost, is increased by the Company's proportionate share of the investee's operating income and any additional investment and decreased by the Company's proportionate share of the investee's operating losses and distributions received.






         Present value premiums/discounts. The Company provides for present value premiums and discounts on notes receivable or payable that have interest rates that differ substantially from prevailing market rates and amortizes such premiums and discounts by the interest method over the lives of the related notes. The factors considered in determining a market rate for notes receivable include the borrower's credit standing, nature of the collateral and payment terms of the note.



         Revenue recognition on the sale of real estate. Sales of real estate are recognized when and to the extent permitted by Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate" ("SFAS No. 66"). Until the requirements of SFAS No. 66 for full profit recognition have been met, transactions are accounted for using either the deposit, the installment, the cost recovery or the financing method, whichever is appropriate.



         Fair value of financial instruments. The Company used the following assumptions in estimating the fair value of its notes receivable, marketable equity securities and notes payable. For performing notes receivable, the fair value was estimated by discounting future cash flows using current interest rates for similar loans. For nonperforming notes receivable the estimated fair value of the Company's interest in the collateral property was used. For marketable equity securities fair value was based on the year end closing market price of each security. For notes payable the fair value was estimated using current rates for mortgages with similar terms and maturities.


         Cash equivalents. For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.


         Earnings per share. Loss per share is computed based upon the weighted average number of shares of Common Stock and redeemable Common Stock outstanding during each year, adjusted for the two for one forward Common Stock splits effected February 17, 1997 and January 2, 1996.


NOTE 2.        SYNTEK ASSET MANAGEMENT, L.P.


         In August 1996, the Company purchased a pool of assets from Southmark Corporation ("Southmark") for $3.1 million. Included in the asset pool was Southmark's 19.2% limited partner interest in Syntek Asset Management, L.P. ("SAMLP"). Such purchase increased the Company's limited partner interest in SAMLP from 76.8% to 96%. SAMLP is the general partner of NRLP and National Operating, L.P. ("NOLP"), the operating partnership of NRLP. Gene E. Phillips, a Director and Chairman of the Board of Company until November 16, 1992, is a general partner of SAMLP, and until March 4, 1994, William S. Friedman, a Director and President of the Company until December 31, 1992, was also a general partner of SAMLP.


         NRLP, SAMLP and Messrs. Phillips and Friedman were among the defendants in a class action lawsuit arising from the formation of NRLP. An agreement settling such lawsuit for the above mentioned defendants became effective on July 5, 1990. The settlement agreement provided for, among other things, the appointment of an NRLP oversight committee; the establishment of specified annually increasing targets for five years relating to the price of NRLP's units of limited partner interest; a limitation and deferral or waiver of NRLP's reimbursement to SAMLP of certain future salary costs; a deferral or waiver of certain future compensation to SAMLP; the required distribution to unitholders of all of NRLP's cash from operations in excess of certain renovation costs unless the NRLP oversight committee approves alternative uses for such cash from operations; the issuance of unit purchase warrants to members of the plaintiff class; and the contribution by the then individual general partners of $2.5 million to NRLP over a four-year period. In accordance with the indemnification provisions of SAMLP's agreement of limited partnership, SAMLP agreed to indemnify Messrs. Phillips and Friedman, the individual general partners, at the time, of SAMLP, for the $2.5 million payment to NRLP. The final annual installment of principal and interest was paid by SAMLP in May 1994.


         The settlement agreement provides for the resignation and replacement of SAMLP as general partner if the unit price targets are not met for two consecutive anniversary dates. NRLP did not meet the unit price targets for the first and second anniversary dates. On July 8, 1992, SAMLP notified the NRLP oversight committee of the failure of NRLP to meet the unit price targets for two successive years and that it expects to resign as general partner of NRLP and NOLP.


         The withdrawal of SAMLP as general partner would require NRLP to purchase SAMLP's general partner interest (The "Redeemable General Partner Interest") at its then fair value, and to pay certain fees and other compensation as provided in the partnership agreement. Syntek Asset Management, Inc. ("SAMI"), the managing general partner of SAMLP, has calculated the fair value of such Redeemable General Partner Interest to be $40.2 million at December 31, 1996, before reduction for the principal balance ($4.2 million at December 31, 1996) and accrued interest ($6.2 million at December 31, 1996) on the note receivable from SAMLP for its original capital contribution to the Partnership.



         In January 1995, NRLP, SAMLP, the NRLP oversight committee and William
H. Elliott executed an Implementation Agreement which provides for the nomination of an entity controlled by Mr. Elliott as successor general partner and for the resolution of all related matters under the class action settlement. On February 20, 1996, the parties to the Implementation Agreement executed an Amended and Restated Implementation Agreement.



         Provided that the successor general partner is elected pursuant to the terms of the Amended and Restated Implementation Agreement, SAMLP shall receive $12,471,500 from the NRLP. This amount represents a compromise settlement of the net amounts owed by NRLP to SAMLP upon SAMLP's withdrawal as general partner and any amounts which SAMLP and its affiliates may owe to NRLP. This amount shall be paid to SAMLP pursuant to a promissory note in accordance with the terms set forth in the Amended and Restated Implementation Agreement.



         In September 1996, the Judge appointed to supervise the class action settlement (The "Supervising Judge") entered an order granting tentative approval of the Amended and Restate Implementation Agreement and the form of notice to be sent to the original class members. However, the order reserved jurisdiction to determine other matters which must be resolved prior to final approval. Upon final approval by the Supervising Judge, the proposal to elect the successor general partner will be submitted to the NRLP unitholders for a vote. In addition, the unitholders will vote upon amendments to NRLP's partnership agreement which relate to the proposed compensation of the successor general partner and other related matters.



         Upon approval by NRLP's unitholders, SAMLP shall resign as general partner of NRLP and NOLP and the successor general partner shall take office. If the required approvals are obtained, it is anticipated that the successor general partner may be elected and take office during the third quarter of 1997.


         The Amended and Restated Implementation Agreement provides that SAMLP, and its affiliates owning units in NRLP, shall not vote to remove the successor general partner, except for removal with cause, for a period of 36 months from the date the successor general partner takes office.

         Upon the election and taking office of the successor general partner, the class action settlement and the NRLP oversight committee shall be terminated. If the successor general partner nominee is not elected, the existing settlement shall remain in full force and effect and all of the provisions of the Amended and Restated Implementation Agreement shall be voided, including the compromise settlement referred to above.


         On September 3, 1996, Joseph B. Moorman filed a Motion for Orders Compelling Enforcement of the existing settlement agreement, appointment of a receiver and collateral relief with the court. The motion alleges that the settling defendants had failed or refused to perform their obligations under the existing settlement agreements. The motion requested that SAMLP be removed as general partner and a receiver be appointed to manage the Partnership. The motion also requested that the Company be ordered to deliver to the court all NRLP units which had been purchased by the Company since August 7, 1991. A hearing was held on this motion on October 4, 1996, and the Court took the matter under submission. On January 2, 1997, the Supervising Judge entered an order denying the motion.



         On January 27, 1997, Joseph B. Moorman filed motions to (i) discharge the NRLP Oversight Committee and (ii) vacate the Court's orders and renewed his prior motions to compel enforcement of the Moorman Settlement Agreement, appoint a receiver over the Partnership, and for collateral relief against the Company. Also on January 27, 1997, Robert A. McNeil filed motions to (i) be installed as receiver for the Partnership, (ii) vacate the Court's orders, and
(iii) disband the NRLP Oversight Committee.



         A hearing on the motions to discharge or disband the Oversight Committee and to vacate the Court's orders was held on March 21, 1997, and the Supervising Judge ruled that neither Mr. McNeil nor Mr. Moorman had standing to bring the motions. The Supervising Judge also set June 27, 1997 as the hearing date for final approval of the Amended and Restated Implementation Agreement.



         In April 1995, the Company's Board of Directors approved the Company's entering into a comfort and indemnification letter whereby the Company would agree to indemnify Mr. Elliott and any entity controlled by Mr. Elliott which is elected to serve as the successor general partner of NRLP and NOLP. Such indemnification will stand behind any indemnification to which Mr. Elliott or any entity controlled by Mr. Elliott may be entitled to under the NRLP partnership agreement.


NOTE 3.      NOTES AND INTEREST RECEIVABLE


                                                              1996                             1995
                                                     ---------------------------     -------------------------
                                                     Estimated                       Estimated
                                                        Fair              Book          Fair           Book
                                                       Value             Value         Value          Value
                                                     ---------         ---------     ---------     -----------
Notes Receivable
     Performing (including $13,563
       in 1996 and $14,657 in 1995
       from affiliates).....................         $  52,939         $  55,161     $  60,121     $    56,335
     Nonperforming, nonaccruing.............             1,884             1,584         1,784           1,784
                                                     ---------         ---------     ---------     -----------
                                                     $  54,823         $  56,745     $  61,905          58,119
                                                     =========                       =========

     Interest receivable....................                                 445                           267
     Unamortized premiums/
        (discounts).........................                                (162)                         (102)
     Deferred gains.........................                               4,617)                       (4,617)
                                                                       ---------                   -----------
                                                                       $  52,411                   $    53,667
                                                                       =========                   ===========

         The Company recognizes interest income on nonperforming notes receivable on a cash basis. For the years 1996, 1995 and 1994 unrecognized interest income on such nonperforming notes receivable totaled $1.6 million, $1.2 million and $2.0 million, respectively.



         Notes receivable at December 31, 1996, mature from 1997 to 2014 with interest rates ranging from 6.0% to 12.9% and a weighted average rate of 9.84%. A small percentage of these notes receivable carry a variable interest rate. Notes receivable include notes generated from property sales which have interest rates adjusted at the time of sale to yield rates ranging from 6% to 14%. Notes receivable are generally nonrecourse and are generally collateralized by real estate. Scheduled principal maturities of $20.4 million are due in 1997 of which $1.9 million is due on nonperforming notes receivable. See NOTE 21. "SUBSEQUENT EVENTS."



         Nonrecourse participations totaling $1.6 million and $1.1 million at December 31, 1996 and 1995, respectively, have been deducted from notes receivable.



         In August 1990, the Company foreclosed on its fourth lien note receivable secured by the Continental Hotel and Casino in Las Vegas, Nevada. The Company acquired the hotel and casino through foreclosure subject to first and second lien mortgages totaling $10.0 million. In June 1992, the Company sold the hotel and casino accepting as partial payment a $22.0 million wraparound mortgage note receivable. The $22.0 million note bears interest at 11% and was scheduled to mature in July 1995. The Company recorded a deferred gain of $4.6 million in connection with the sale of the hotel and casino resulting from a disputed third lien mortgage being subordinated to the Company's wraparound mortgage note receivable. The Company and the borrower agreed to extend the Company's wraparound mortgage note receivable to December 31, 1995. A one percent extension fee was added to the principal balance of the wraparound mortgage note. The monthly payments on the note remained at $175,000 per month as did the other terms of the note. At the note's extended maturity, the Company and the borrower again agreed to extend the Company's wraparound mortgage note to July 1, 1996. A one percent extension fee was again added to the principal balance of the Company's wraparound mortgage note. The monthly payments on the wraparound mortgage note remained at $175,000 per month as did the other terms of the note. The Company's modified wraparound note continued to accrue interest at 11% per annum with any unpaid interest being added monthly to the principal balance. In March 1997, the wraparound note was again modified and extended. The wraparound note now matures in June 1999 with the borrower having two one year extension options. The modified wraparound note bears interest at 10.5% per annum the first year, 11.5% per annum the second year and $12.5% per annum the third year and in any extension periods, and requires an annual $500,000 principal paydown. The borrower is also required to invest $2.0 million in improvements to the hotel and casino within four months of the March 1997 modification and an additional $2.0 million prior to December 1997. The borrower has also pledged 1,500,000 shares of common stock in Crowne Ventures, Inc., as additional collateral. The borrower is making payments in accordance with the terms of the modified note. The Company's wraparound mortgage note receivable had a principal balance of $27.6 million at December 31, 1996. Prior to the modification and extension, the Company recognized interest income on this wraparound mortgage note only to the extent interest was collected.



         At December 31, 1996, the Company held a mortgage note receivable secured by a third lien on a commercial property in South Carolina and personal guaranties of several individuals. The note had an extended maturity date of September 1, 1996. The Company and the borrower have again agreed to extend the mortgage note receivable's maturity date to September 1, 1997. The extension required an additional $90,000 principal reduction payment payable in three equal monthly installments beginning November 1, 1996. The Company received $85,000 of the required principal reduction payments in 1996 and the remaining $5,000 in 1997. The monthly interest, quarterly principal reduction payments of $25,000 and all other terms remained the same. The principal balance of the note was $93,000 at December 31, 1996 and the note is now performing in accordance with its modified terms.



         In May 1996, the Company funded a $100,000 second lien mortgage secured by a single family residence in Oklahoma City, Oklahoma. The mortgage note receivable bears interest at 10% per annum with the principal and accrued but unpaid interest being payable in a single installment on demand. The mortgage note receivable matures June 1, 1998.



         The borrower on a $1.7 million mortgage note receivable secured by land in Osceola, Florida failed, to pay the note on its November 1, 1993 maturity. The Company instituted foreclosure proceedings and was awarded a summary judgment in January 1994. During 1994 and 1995, the borrower paid the Company a total of $270,000 in nonrefundable fees to delay foreclosure of the property until April 24, 1995. On April 25, 1995, the borrower filed for bankruptcy protection. On August 24, 1996, the bankruptcy court's stay was lifted allowing the Company to proceed with foreclosure. The note had a principal balance of $1.6 million at December 31, 1996. On February 2, 1997, the Company sold its note for $1.8 million in cash. See NOTE 21. "SUBSEQUENT EVENTS."



         Related Party. The Company holds a junior mortgage note receivable secured by the Williamsburg Hospitality House in Williamsburg, Virginia, that is subject to a first lien mortgage of $12.0 million at December 31, 1996. In October 1993, the then first lien debt was restructured and split into three pieces. During 1995, the Company advanced the borrower $3.3 million to payoff the then second lien, allowing the borrower to receive a $2.4 million discount offered by the lender for early payoff of such lien. In conjunction with such advance, the Company extended the maturity date of its note to April 1, 1996. All other terms of the note remained unchanged. In December 1996, the underlying lien debt was refinanced for $12.0 million. Of the loan proceeds, $9.0 million was used to payoff the existing underlying lien, $700,000 was applied to the principal and interest due the Company with the remainder of the loan proceeds being used to fund a repair escrow and pay various closing costs associated with the refinancing. The Company is the 1% general partner of the partnership owning the property.



         At December 31, 1996, the Company held a mortgage note receivable secured by an apartment complex in Merriville, Indiana, with a principal balance of $3.5 million. The property is owned by a subsidiary of Davister Corp. ("Davister"), a general partner in a partnership that owns approximately 5.2% of the Company's outstanding shares of Common Stock. The note matured in December 1996. The Company and borrower have agreed to a modification and extension of the note. The modified note receivable continues to bear interest at 10% per annum, requires monthly payments of principal and interest of $42,000 and has an extended maturity date of December 2000. As additional collateral for this loan, the Company has received a second lien on another property owned by Davister as well as Davister's guarantee of the loan.


NOTE 4.        REAL ESTATE


         In March 1996, the Company sold 2.3 acres of the Las Colinas I land parcel for $961,000 in cash. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net proceeds of the sale, $891,000, to pay down the term loan. The Company recognized a gain of $538,000 on the sale.



         In May 1996, the Company sold an additional 2.3 acres of the Las Colinas I land parcel for $941,000 in cash. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net proceeds of the sale of $864,000 to paydown the term loan. The Company recognized a gain of $534,000 on the sale.



         Also in May 1996, the Company purchased a 2,271 square foot single family residence in Dallas, Texas, for $266,000 in cash. In August 1996, the Company financed the residence for $173,000. The Company received net financing proceeds of $168,000 after the payment of various closing costs associated with the financing. The loan bears interest at a variable rate, currently 9.25% per annum, requires monthly principal and interest payments of $2,000 and matures in August 2008. The residence is currently being leased.



         In June 1996, the Company purchased Parkfield land, 442.7 acres of partially developed land in Denver, Colorado, for $8.5 million. In connection with the acquisition, the Company obtained mortgage financing of $7.5 million and issued to the seller 15,000 shares of the Company's Series C Cumulative Convertible Preferred Stock with an aggregate liquidation preference of $1.5 million. See NOTE 9. "PREFERRED STOCK." The excess financing proceeds of $500,000 were applied to the payment of various closing costs associated with the acquisition. The loan bears interest at 15% per annum, requires monthly interest only payments at a rate of 12% per annum, with the remaining 3% being deferred and added to the principal balance of the loan. The principal balance, accrued and unpaid interest and a $600,000 "maturity fee" are due at the loan's maturity in June 1998.



         Also in June 1996, the Company sold for $120,000 in cash a parcel of land in Midland, Michigan that was leased under a long-term ground land lease. The Company recognized a gain of $44,000 on the sale.



         In October 1995, the Company purchased BP Las Colinas, a 92.6 acre parcel of partially developed land in Las Colinas, Texas. In February 1996, the Company entered into a contract to sell 72.5 acres for $12.9 million. The contract called for the sale to close in two phases. In July 1996, the Company completed the first phase sale of 32.3 acres for $4.9 million in cash. In accordance with the terms of the term loan secured by the property, the Company applied the net proceeds of the sale, $4.7 million, to paydown the term loan, in exchange for that lenders' release of its collateral interest in the 32.3 acres sold. The Company recognized a gain of $2.0 million on such sale. In February 1997, the Company completed the second phase sale of 40 acres for $8.0 million. See NOTE 21. "SUBSEQUENT EVENTS."



         In July 1996, the Company purchased Pin Oak land, 567.7 acres of partially developed land in Houston, Texas for $6.2 million. The Company paid $451,000 in cash and obtained seller mortgage financing for the remaining $5.7 million of the purchase price. The loan bears interest at 9% per annum, required a $500,000 principal and interest payment on November 1, 1996 and requires quarterly principal and interest payments of $145,000, thereafter. The loan matures in August 1998. In September 1996, the Company entered into a contract to sell the land for a price in excess of the land's purchase price and carrying and estimated selling costs. The sale, should it be consummated, would close on or about December 1, 1997.



         In August 1996, the Company purchased a pool of assets for $3.1 million from Southmark Corporation ("Southmark"), consisting of a total of
151.5 acres of unimproved land in California, Indiana and Idaho, various percentage interests, ranging from 15% to 45%, in five partnerships and trusts that hold an unsecured note receivable with a principal balance of $3.4 million and Southmark's 19.2% limited partner interest in SAMLP. See NOTE 2. "SYNTEK ASSET MANAGEMENT, L.P." To complete the acquisition, the Company borrowed an additional $3.0 million from the lender whose term loan is secured by the Company's Las Colinas I land in Las Colinas, Texas. The term loan was amended to increase the loan amount from $10.9 million to $13.9 million. The $3.0 million advance is secured by the 82.4 acres of unimproved land acquired from Southmark in Oceanside, California and the 19.2% limited partner interest in SAMLP.



         Also in August 1996, the Company purchased Valwood land, 280 acres of partially developed land in Dallas County, Texas for $13.5 million. The Company paid $3.8 million in cash and obtained new mortgage financing for the remaining $9.7 million of the purchase price, as a third advance under the term loan from the lender discussed above. The term loan was again amended increasing the term loan amount from $13.9 million to $19.5 million with an additional $4.0 million being loaned on an overline advance note. The amendment also changed the principal reduction payments to $3.0 million on the last day of March 1997, June 1997, September 1997 and January 1998, and added 240 acres of the 280 acres of the Valwood land as additional collateral on the term loan. All other terms of the term loan remained unchanged. The $4.0 million overline advance was repaid in full in December 1996.



         In November 1996, the Company sold an additional 2.2 acres of the 74.9 acre Las Colinas I land parcel for $899,000 in cash. The Company used the net proceeds of the sale of $749,000 to pay down the term loan secured by such parcel in accordance with provisions of the loan. The Company recognized a gain of $505,000 on the sale.



         Also in November 1996, the Company purchased Lewisville land, 78.5 acres of undeveloped land in Lewisville, Texas for $3.6 million. The Company paid $1.1 million in cash and financed the remaining $2.5 million of the purchase price. The mortgage bears interest at 10% per annum, requires an annual interest payment of $250,000 on November 9, 1997, and quarterly interest payments of $62,500 thereafter and matures in October 1999.

         In December 1996, the Company purchased the Best Western Oceanside Hotel in Virginia Beach, Virginia, for $6.8 million. The Company acquired the property through Ocean Beach Partners, L.P. ("Ocean L.P."), a newly formed partnership of which a wholly-owned subsidiary of the Company, is the 1% general partner and the Company is the 99% Class B limited partner. In conjunction with the acquisition, Ocean L.P. issued 1,813,660 Class A limited partner units in Ocean L.P. having an agreed value of $1.00 per partnership unit to the former owners of the property. The Class A limited partner units are entitled to a $.095 per unit preferred annual return. The Class A limited partners do not otherwise participate in the income, loss or cash flow of the partnership. The Class A limited partner units may be exchanged for Series D Cumulative Preferred Stock in the Company at a rate of 20 units per share of Preferred Stock. The Company obtained new mortgage financing for the remaining $5.0 million of the purchase price. The mortgage bears interest at 9.94% per annum, requires monthly payments of principal and interest of $49,000 and matures in January 2007.



         Also in December 1996, the Company purchased Valley Ranch land, 452 acres of partially developed land in Irving, Texas, for $15.5 million. In conjunction with the acquisition, a wholly-owned subsidiary of the Company became the 1% general partner and the Company became the 99% Class B limited partner in Valley Ranch Limited Partnership ("VRLP"). VRLP issued 8,000,000 Class A limited partner units in VRLP having an agreed value of $1.00 per partnership unit to the former VRLP limited partners. The Class A limited partner units are entitled to a $.10 per unit preferred annual return for the first 36-month period, $.11 per unit thereafter. The Class A limited partners do not otherwise participate in the income, loss or cash flow of the partnership. The Class A limited partner units may be exchanged for Series E Preferred Cumulative Convertible Stock of the Company at a rate of 100 units per share of Preferred Stock. The Company obtained new mortgage financing for the remaining $7.7 million of the purchase price. The mortgage bears interest at a variable rate, currently 10.25% per annum, requires monthly interest only payments of $70,000 and matures in December 1999.



         In 1991, the Company purchased all of the capital stock of a corporation which owned 198 developed residential lots in Fort Worth, Texas. Through December 31, 1995, 176 of the residential lots had been sold. During 1996, 12 additional lots have been sold for an aggregate gain of $24,000. At December 31, 1996, 10 lots remained to be sold.



         In February 1995, the Company sold the Boulevard Villas Apartments in Las Vegas, Nevada, for $9.6 million. The Company received net cash of $3.4 million, after the payoff of $5.9 million in existing mortgage debt and the payment of various closing costs associated with the sale. The Company recognized a gain of $924,000 on the sale.



         In May 1995, the Company purchased Las Colinas I, a 74.9 acre parcel of partially developed land in Las Colinas, Texas, for $13.5 million. In connection with the acquisition, the Company borrowed $15.0 million under a term loan. In September 1995, the Company sold 6.9 acres of the Las Colinas I land parcel, for $2.9 million in cash. In accordance with the provisions of the term loan, the Company applied the net proceeds of the sale, $2.6 million, to pay down the term loan.



         In October 1995, the Company purchased BP Las Colinas land, a 92.6 acre parcel of partially developed land in Las Colinas, Texas, for $7.1 million. The Company paid $959,000 in cash and borrowed the remaining $6.1 million of the purchase price. The Company also pledged to the lender, as additional collateral for the loan, $2.0 million of newly issued shares of the Company's Common Stock.

NOTE 5.        ALLOWANCE FOR ESTIMATED LOSSES

Activity in the allowance for estimated losses was as follows:


                                               1996      1995        1994
                                             -------   -------    -------

Balance January 1, .......................   $ 7,254   $ 8,201    $ 9,913
Amounts charged off ......................        --      (947)    (1,712)
Writedown of property ....................    (3,328)       --         --
                                             -------   -------    -------

Balance December 31, .....................   $ 3,926   $ 7,254    $ 8,201
                                             =======   =======    =======




NOTE 6.        INVESTMENTS IN EQUITY INVESTEES



         Real estate entities. The Company's investment in real estate entities at December 31, 1996, includes (i) equity securities of three publicly traded real estate investment trusts Continental Mortgage and Equity Trust ("CMET"), Income Opportunity Realty Investors, Inc. ("IORI"), and Transcontinental Realty Investors, Inc. ("TCI") (Collectively the "REITs"), (ii) units of limited partner interest of NRLP, (iii) a general partner interest in NRLP and NOLP, the operating partnership of NRLP, through its 96% limited partner interest in SAMLP and (iv) interests in real estate joint venture partnerships. Gene E. Phillips, the Chairman of the Board and a Director of the Company until November 16, 1992, is a general partner of SAMLP, the general partner of NRLP and NOLP and was a director and Chief Executive Officer of SAMI until May 15, 1996. Randall M. Paulson, an Executive Vice President of the Company, serves as the sole director of SAMI and as President of the REITs, SAMI and BCM. In addition, BCM serves as advisor to the REITs, and performs certain administrative and management functions for NRLP and NOLP on behalf of SAMLP.



         The Company accounts for its investment in the REITs, NRLP and the joint venture partnerships using the equity method as more fully described in
NOTE 1. "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Investments in equity investees." The Company continues to account for its investment in NRLP under the equity method due to the pending resignation of SAMLP as general partner of NRLP. See NOTE 2. "SYNTEK ASSET MANAGEMENT, L.P."



         Substantially all of the Company's equity securities of the REITs and NRLP are pledged as collateral for borrowings. See NOTE 9. "MARGIN BORROWINGS."

         The Company's investment in real estate entities, accounted for using the equity method, at December 31, 1996 was as follows:



                                                                       Equivalent
                    Percentage                 Carrying                 Investee
                 of the Company's              Value of                Book Value             Market Value
                   Ownership at              Investment at                 at               of Investment at
Investee         December 31, 1996         December 31, 1996        December 31, 1996       December 31, 1996
--------         -----------------         -----------------        -----------------       -----------------

NRLP                 54.5%                     $ 14,421                $         *                $ 44,997
CMET                 40.6                        14,141                     32,148                  18,789
IORI                 29.6                         2,719                      6,625                   4,838
TCI                  30.5                         6,318                     24,204                  13,131
                                               --------                                           --------
                                                                                                  $ 81,755
                                                                                                  ========

General partner
   interest in NRLP and NOLP                                                 6,607
Other                                            (2,234)
                                               --------
                                               $ 41,972
                                               ========



---------------

* At December 31, 1996, NRLP reported a deficit partners' capital. The Company's share of NRLP's revaluation equity, however, was $188.5 million. Revaluation equity is defined as the difference between the appraised value of the partnership's real estate, adjusted to reflect the partnership's estimate of disposition costs, and the amount of the mortgage notes payable and accrued interest encumbering such property as reported in NRLP's Annual Report on Form 10-K for the year ended December 31, 1996.

The Company's investment in real estate entities, accounted for using the equity method, at December 31, 1995 was as follows:



                                                                       Equivalent
                    Percentage                 Carrying                 Investee
                 of the Company's              Value of                Book Value             Market Value
                   Ownership at              Investment at                 at               of Investment at
Investee         December 31, 1996         December 31, 1996        December 31, 1996       December 31, 1996
--------         -----------------         -----------------        -----------------       -----------------

NRLP                  51.1%                  $   12,712                 $        *                $ 38,020
CMET                  37.2                       12,116                     28,297                  15,757
IORI                  25.9                        2,752                      6,271                   4,065
TCI                   28.2                        9,162                     25,195                  11,335
                                             ----------                                           --------
                                                 36,742                                           $ 69,177
                                                                                                  ========

General partner
  interest in NRLP and NOLP                                                  7,726
Other                                            (3,396)
                                             ----------
                                             $   41,072
                                             ==========




---------------


* At December 31, 1995, NRLP reported a deficit partners' capital. The Company's share of NRLP's revaluation equity, however, was $161.5 million. Revaluation equity is defined as the difference between the appraised value of the partnership's real estate, adjusted to reflect the partnership's estimate of disposition costs, and the amount of the mortgage notes payable and accrued interest encumbering such property as reported in NRLP's Annual Report on Form 10-K for the year ended December 31, 1995.



         The Company's management continues to believe that the market value of each of the REITs and NRLP undervalues their assets and the Company has, therefore, continued to increase its ownership in these entities in 1996, as its liquidity has permitted.



         In April 1996, the Company purchased a 28% general partner interest in Campbell Center Associates, Ltd. Which in turn has a 56.25% interest in Campbell Centre Joint Venture, which owns a 413,175 square foot office building in Dallas, Texas. The purchase price of the general partner interest was $550,000 in cash and a $500,000 note, which bears interest at 8% per annum, requires monthly interest only payments commencing in April 1997 and matures April 2000. In January 1997, the Company exercised its option to purchase an additional 28% general partner interest in Campbell Center Associates, Ltd. The purchase price was $300,000 in cash and a $750,000 note, which bears interest at 8% per annum, requires monthly interest only payments commencing in April 1997 and matures in April 2000.



         In July 1996, a newly formed limited partnership, of which the Company is 1% general partner, purchased 580 acres of undeveloped land in Collin County, Texas for $5.7 million in cash. The Company contributed $100,000 in cash to the partnership with the remaining $5.6 million being contributed by the limited partner. The partnership agreement designates the Company as the managing general partner. In September 1996, the Partnership obtained financing of $2.8 million secured by the 580 acres of land and personal guarantees of the limited partners. The Partnership agreement also provides that the limited partner receive a 12% preferred cumulative return on its investment before any sharing of partnership profits occurs.



         In June 1995, the Company purchased the corporate general partner of a limited partnership which owns apartment complexes in Illinois, Florida and Minnesota, with a total of 900 units. The purchase price of the corporate general partner was $628,000 in cash. The corporate general partner has a 1% interest in the partnership which is subordinated to a priority return of the limited partner.



         In November 1994, the Company sold four apartment complexes to a newly formed limited partnership in exchange for cash, a 27% limited partner interest in the partnership and two mortgage notes receivable, secured by one of the properties sold by the Company. In conjunction with the exchange transaction the Company recorded a deferred gain of $5.6 million which is offset against the Company's investment in the partnership.



         In January 1992, the Company entered into a partnership which acquired 287 developed residential lots adjacent to the Company's other residential lots in Fort Worth, Texas. The partnership agreement designates the Company as managing general partner. The partnership agreement also provides each of the partners with a guaranteed 10% return on their respective investments. Through December 31, 1995, 132 of the residential lots owned by the partnership were sold. During 1996, an additional 52 lots were sold with 103 lots remaining to be sold at December 31, 1996. Through December 31, 1996, each partner had received $172,000 in return of capital distributions and $181,000 in profit distributions from the partnership.



         Other equity investees. In April 1996, a wholly-owned subsidiary of the Company purchased for $10.7 million in cash 80% of the common stock of an entity which in turn had acquired 26 operating pizza parlors in various communities in California's San Joaquin Valley. Concurrent with the purchase, the Company granted to an individual an option to purchase 36.25% of the Company's subsidiary at any time for the Company's net investment in such subsidiary. The Company anticipates taking such entity public during 1997. Accordingly, the Company believes its control of such entity is temporary and accounts for such entity under the equity method.

Set forth below are summary financial data for equity investees owned over 50%:


                                                 1996             1995
                                               ---------        ---------
Property and notes
   receivable, net .....................       $ 240,552        $ 239,728
Other assets ...........................          59,409           53,202
Notes payable ..........................        (352,441)        (338,534)
Other liabilities ......................         (19,294)         (53,663)
                                               ---------        ---------
Equity .................................       $ (71,774)       $ (99,267)
                                               =========        =========

                                                 1996             1995             1994
                                               ---------        ---------        ---------
Revenues ...............................       $ 124,044        $ 110,892        $ 107,546
Depreciation ...........................         (11,148)         (10,268)         (10,034)
Interest ...............................         (34,640)         (34,956)         (34,145)
Operating expenses .....................         (78,043)         (69,572)         (66,602)
                                               ---------        ---------        ---------

Income (loss) before gains on sale of
   real estate .........................             213           (3,904)          (3,235)
Gains on sale of real estate ...........              61            7,701            8,252
                                               ---------        ---------        ---------
Net income .............................       $     274        $   3,797        $   5,017
                                               =========        =========        =========




The difference between the carrying value of the Company's investment and the equivalent investee book value is being amortized over the life of the properties held by each investee.



The Company's equity share of:


                                                1996          1995           1994
                                               -------       -------        -------
Income (loss) before gains on sale of
   real estate .........................       $   270       $(1,767)       $(1,279)
Gains on sale of real estate ...........            --         1,884          1,923
                                               -------       -------        -------
Net income .............................       $   270       $   117        $   644
                                               =======       =======        =======


Set forth below are summary financial data for equity investees owned less than 50%:



                                                  1996             1995
                                               ---------        ---------
Property and notes
   receivable, net .....................       $ 501,097        $ 466,220
Other assets ...........................          57,877           61,697
Notes payable ..........................        (358,203)        (318,161)
Other liabilities ......................         (19,849)         (20,396)
                                               ---------        ---------
Equity .................................       $ 180,922        $ 189,360
                                               =========        =========

                                                 1996              1995             1994
                                               ---------        ---------        ---------

Revenues ...............................       $ 101,246        $  94,730        $  74,093
Depreciation ...........................         (14,408)         (13,950)         (10,276)
Provision for losses ...................             844             (541)          (1,429)
Interest ...............................         (30,401)         (28,102)         (20,264)
Operating expenses .....................         (69,698)         (65,471)         (54,213)
                                               ---------        ---------        ---------
(Loss) before gains on sale of
   real estate and extraordinary
   gains ...............................         (12,417)         (13,334)         (12,089)
Gains on sale of real estate ...........          11,701            5,822            6,375
Extraordinary gains ....................           1,068            1,437            1,189
                                               ---------        ---------        ---------
Net income (loss) ......................       $     352        $  (6,075)       $  (4,525)
                                               =========        =========        =========


The Company's equity share of:
                                                 1996             1995              1994
                                               ---------        ---------        ---------
(Loss) before gains on sale of
   real estate and extraordinary
   gains ...............................          (2,911)          (3,356)          (1,250)
Gains on sale of real estate ...........           4,645            2,463              895
Extraordinary gains ....................             381              783              273
                                               ---------        ---------        ---------
Net income (loss) ......................       $   2,115        $    (110)       $     (82)
                                               =========        =========        =========






         The Company's cash flow from the REITs and NRLP is dependent on the ability of each of the entities to make distributions. CMET and IORI have been making regular quarterly distributions since the first quarter of 1993, NRLP since the fourth quarter of 1993 and TCI since the fourth quarter of 1995. In 1996, the Company received distributions from the REITs totaling $ 2.1 million and $6.9 million from NRLP. At December 31, 1995, the Company accrued $3.3 million in NRLP distributions which were paid January 2, 1996. In 1995, the Company received total distributions from the REITs of $641,000 and $719,000 from NRLP.



         The Company's investments in the REITs and NRLP were initially acquired in 1989. In 1996, the Company purchased an additional $2.2 million of equity securities of the REITs and NRLP.


NOTE 7.           MARKETABLE EQUITY SECURITIES - TRADING PORTFOLIO


         In 1994, the Company began purchasing equity securities of entities other than those of the REITs and NRLP to diversify and increase the liquidity of its margin accounts. In 1996, the Company purchased $22.6 million and sold $23.6 million of such securities. These equity securities are considered a trading portfolio and are carried at market value. At December 31, 1996, the Company recognized an unrealized decline in the market value of the equity securities in its trading portfolio of $486,000. In 1996, the Company realized a net gain of $29,000 from the sale of trading portfolio securities and received $163,000 in dividends. At December 31, 1995, the Company recognized an unrealized decline in the market value of the equity securities in its trading portfolio of $998,000. In 1995, the Company realized a net gain of $349,000 from the sale of trading portfolio securities and received $852,000 in dividends and $238,000 in return of capital distributions on such securities. At December 31, 1994, the Company recognized an unrealized decline in the market value of the equity securities in its trading portfolio of $24,000. In 1994, the Company realized a net loss of $101,000 from the sale of trading portfolio securities and received $274,000 in dividends on such securities. Unrealized and realized gains and losses in the trading portfolio are included in other income in the accompanying Consolidated Statements of Operations.

NOTE 8.     NOTES AND INTEREST PAYABLE

     Notes and interest payable consisted of the following:


                                                     1996                               1995
                                            ----------------------             ----------------------
                                            Estimated                           Estimated
                                               Fair         Book                   Fair       Book
                                              Value        Value                  Value       Value
                                            ---------    ---------              --------     --------
Notes payable
     Mortgage Loans.................        $  40,680    $  68,385              $ 18,376     $ 22,086
     Borrowings from financial
        institutions................           78,812       48,929                27,052       29,945
     Notes payable to affiliates....            1,658        4,176                 1,554        4,176
                                             --------    ---------              --------     --------
                                             $121,150      121,490              $ 46,982       56,207
                                             ========                           ========

Interest payable (including
$4,798 in 1996 and $4,380
in 1995 to affiliate)                                        6,373                              4,956
                                                         ---------                           --------
                                                         $ 127,863                           $ 61,163
                                                         =========                           ========



Scheduled principal payments on notes payable are due as follows:


         1997........................................    $  36,022
         1998........................................       47,552
         1999........................................       15,387
         2000........................................        1,108
         2001........................................        2,538
         Thereafter..................................       18,883
                                                          --------
                                                         $ 121,490



         Stated interest rates on notes payable ranged from 6.0% to 14% at December 31, 1996, and mature in varying installments between 1997 and 2007. At December 31, 1996, notes payable were collateralized by mortgage notes receivable with a net carrying value of $18.2 million and by deeds of trust on real estate with a net carrying value of $122.2 million.



         In February 1996, the Company refinanced the $7.8 million of debt collateralized by a mortgage note receivable with a principal balance of $18.2 million at December 31, 1996, which is secured by a shopping center in Las Vegas, Nevada, for $12.0 million. The Company received net refinancing proceeds of $2.3 million after the payoff of the existing debt, payment of various closing costs associated with the refinancing and making a $1.5 million paydown on the term loan secured by the Las Colinas I land in Las Colinas, Texas, in exchange for that lender's release of its participation in the note receivable. The new loan bears interest at 15% per annum, requires monthly principal and interest payments of $152,000 and matures in February 1998.



         In April 1996, the Company refinanced the $2.9 million of underlying debt collateralized by a wraparound mortgage note receivable with a principal balance of $27.6 million at December 31, 1996, which is secured by a hotel and casino in Las Vegas, Nevada for $16.8 million. The Company received net cash of $11.2 million after the payoff of the underlying liens, the payment of various closing costs associated with the refinancing and making a $1.4 million paydown on the term loan secured by the Las Colinas I land in Las Colinas, Texas, in exchange for that lender's release of its participation in the wraparound note receivable. The new loan bears interest at 16.5% per annum, requires monthly interest only payments at a rate of 12.5% with the remaining 4% being deferred and added to principal. The loan matures in April 1998.



         Also in April 1996, the Company refinanced the $5.1 million mortgage debt secured by the Denver Merchandise Mart in Denver, Colorado, for $15.0 million. The Company pledged 1,264,000 newly issued shares of the Company's common stock as additional collateral for such loan. See NOTE 10. "COMMON STOCK." The Company received net refinancing proceeds of $7.8 million after the payoff of the existing mortgage debt, purchasing the ground lease on Denver Merchandise Mart for $678,000 and payment of various closing costs associated with the refinancing. The new loan bears interest at a variable rate, currently 10.5% per annum, requires monthly principal and interest payments of $142,000 and matures in October 1997.



         In August 1996, the Company refinanced the $2.4 million mortgage debt secured by the Rosedale Towers Office Building in Roseville, Minnesota for $2.8 million. The Company received net refinancing proceeds of $154,000 after the payoff of the existing mortgage debt and payment of various closing costs associated with the refinancing. The Company also received 564,704 shares of Common Stock of the Company that it had pledged as additional collateral on the refinanced mortgage debt. Such shares are held as treasury stock by the Company. The new loan bears interest at 9.05% per annum, requires monthly principal and interest payments of $24,000 and matures in August 2006.



         Also in August 1996, the Company financed the previously unencumbered Inn at the Mart in Denver, Colorado for $2.0 million to facilitate renovation of the property. The Company received net financing proceeds of $890,000 after the payment of various closing costs associated with the financing and a $1.1 million renovation holdback. Upon completion of the renovations, the lender advanced the $1.1 million renovation holdback in December 1996. The loan bears interest a variable rate, currently 10.50% per annum and requires monthly interest only payments through February 1, 1998. Commencing March 1, 1998, monthly payments of interest plus a $3,000 principal paydown are required until the loan's maturity in September 2001.



         In October 1996, the Company completed the sale of $1.1 million in 11-1/2% senior subordinated notes in a private placement. Interest on the notes is payable semi-annually on March 31 and September 30 of each year commencing March 31, 1997. The notes mature September 30, 1999, and are subject to the right of the Company to call the notes for early redemption at no penalty or premium to the Company.



         In December 1996, the Company obtained second lien financing on the Kansas City Holiday Inn in Kansas City, Missouri, of $3.2 million. The Company received net financing proceeds of $3.0 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 15% per annum, requires monthly payments of $41,000 and matures in February 1999.



         Notes payable to affiliates at December 31, 1996 and 1995 include a $4.2 million note due to NRLP as payment for SAMLP's general partner interest in NRLP. The note bears interest at 10% per annum compounded semi-annually and is due at the earlier of September 2007, the liquidation of NRLP or the withdrawal of SAMLP as general partner of NRLP. See NOTE 2. "SYNTEK ASSET MANAGEMENT, L.P."



NOTE 9.      MARGIN BORROWINGS



         The Company has margin arrangements with various brokerage firms which provide for borrowings of up to 50% of the market value of the Company's marketable equity securities. The borrowings under such margin arrangements are secured by equity securities of the REITs, NRLP and the Company's trading portfolio and bear interest rates ranging from 7.0% to 11.0%. Margin borrowings were $40.0 million at December 31, 1996, and $34.0 million at December 31, 1995, 34.5% and 47%, respectively, of the market values of such equity securities at such dates.



         In August 1996, the Company consolidated its existing NRLP margin debt held by the various brokerage firms into a single loan of $20.3 million. The loan is secured by the Company's NRLP units with a market value of at least

50% of the principal balance of the loan. As of December 31, 1996, 3,418,319 NRLP units with a market value of $44.9 million were pledged as security for such loan.






         Also in August 1996, the Company obtained a $2.0 million loan from a financial institution secured by a pledge of equity securities of REITs owned by the Company and Common Stock of the Company owned by Basic Capital Management, Inc. ("BCM"), the Company's Advisor, with a market value of $4.0 million. The Company received $2.0 million in net cash after the payment of closing costs associated with the loan.



         In September 1996, the same lender made a second $2.0 million loan. The second loan is also secured by a pledge of equity securities of the REITs owned by the Company and Common Stock of the Company owned by BCM with a market value of $5.0 million. The Company received $2.0 million in net cash after the payment of closing costs associated with the loan.



NOTE 10.          COMMON STOCK



         In April 1996, the Company issued 500,000 newly issued shares of Common Stock to ND Investments, Inc., a wholly-owned subsidiary of the Company, which in turn pledged such shares as additional collateral for the loan secured by the BP Las Colinas land in Las Colinas, Texas. See NOTE 4. "REAL ESTATE."



         Also in April 1996, the Company issued 1,264,000 newly issued shares of Common Stock to Garden Capital Merchandise Mart, Inc., a wholly-owned subsidiary of the Company, which pledged such shares as additional collateral for the loan secured by Denver Merchandise Mart, in Denver, Colorado. See NOTE
8. "NOTES AND INTEREST PAYABLE."



NOTE 11.          DIVIDENDS



         In June 1996, the Company's Board of Directors resumed the payment of dividends on the Company's Common Stock with the declaration of a second quarter dividend of $.05 per share. The Company had last paid dividends on May 15, 1990. The Company paid common dividends totaling $1.5 million or $.15 per share in 1996. The Company reported to the Internal Revenue Service that 100% of the dividends paid in 1996 represented a return of capital.



NOTE 12.          PREFERRED STOCK



         In April 1996, the Company filed Articles of Amendment to its Articles of Incorporation creating and designating a Series B 10% Cumulative Convertible Preferred Stock, par value $2.00 per share, with a liquidation preference of $100.00 per share. The Series B Preferred Stock consists of a maximum of 4,000 shares, all of which were sold April 4, 1996 for $400,000 in cash in a private transaction. Dividends are payable at the rate of $10.00 per year or $2.50 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the Board of Directors of the Company. The Series B Preferred Stock may be converted to Common Stock of the Company at 90% of the average closing price of the Company's Common Stock on the prior 20 trading days.



         In June 1996, the Company filed Articles of Amendment to its Articles of Incorporation creating and designating a Series C 10% Cumulative Convertible Preferred Stock, par value $2.00 per share, with a liquidation preference of $100.00 per share. The Series C Preferred Stock consists of a maximum of 16,500 shares, of which 15,000 were issued on June 4, 1996 in connection with the purchase of Parkfield land in Denver, Colorado. See NOTE 4. "REAL ESTATE." Dividends are payable at a rate of $10.00 per year or $2.50 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the Board of Directors of the Company. The dividends for the first four quarters are to be paid in shares of Series C Preferred Stock. In 1996, the Company issued a total of 877 shares of Series C Preferred Stock to the Series C Preferred Stock stockholders in lieu of cash dividends. The Series C Preferred Stock may be converted to Common Stock of the Company at 90% of the average closing price of the Company's Common Stock on the prior 20 trading days. At December 31, 1996, 15,877 shares of Series C Preferred Stock was issued and outstanding.



         In December 1996, the Company filed Articles of Amendment to its Articles of Incorporation, creating and designating a Series D 9.50% Cumulative Preferred Stock, par value of $2.00 per share, with a liquidation preference of $20.00 per share. The Series D Preferred Stock consists of a maximum of 91,000 shares. Dividends are payable at a rate of $1.90 per year of $.475 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the Board of Directors of the Company. The Class A limited partner units of Ocean L.P. may be exchanged for Series D Preferred Stock at a rate of 20 units per share of Series D Preferred Stock. No more than one-third of the Class A units held may be exchanged between January 1, 1997 and May 31, 2001. Between June 1, 2001 and May 31, 2006 all unexchanged Class A units are exchangeable. At December 31, 1996, none of the Series D Preferred Stock was issued. See NOTE 4. "REAL ESTATE."



         Also in December 1996 the Company field Articles of Amendment to its Articles of Incorporation, creating and designating a Series E 10% Cumulative Convertible Preferred Stock, par value $2.00 per share, with a liquidation preference of $100.00 per share. The Series E Preferred Stock consists of a maximum of 80,000 shares. Dividends are payable at a rate of 10.00 per year or $2.50 per quarter to Stockholders of record on the 15th day of each March, June, September and December when and as declared by the Board of Directors of the Company, for the period from November 4, 1996 to November 4, 1999 and $11.00 per year, $2.75 per quarter thereafter. The Class A limited partner units of VRLP may be exchanged for Series E Preferred Stock at a rate of 100 Class A units per share of Preferred Stock. No more than one-half of the Class A units may be exchanged prior to May 4, 1997, thereafter all unexchanged Class A units are exchangeable. Beginning November 4, 1998, the Series E Preferred Stock may be converted to Common Stock of the Company at 80% of the average closing price of the Company's Common Stock on the prior 20 trading days. Up to 37.50% of the preferred shares may be converted between November 4, 1998 and November 3, 1999. Between November 4, 1999 and November 3, 2001 an additional 12.50% of the original preferred shares may be converted, and the remaining can be converted as of November 4, 2001 and thereafter. At December 31, 1996, none of the Series E Preferred Stock was issued. See NOTE 4. "REAL ESTATE."



NOTE 13.  ADVISORY AGREEMENT



         Although the Company's Board of Directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, the day-to-day operations of the Company are performed by BCM, a contractual advisor under the supervision of the Company's Board of Directors. The duties of the advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage loan investment and sales opportunities as well as financing and refinancing sources for the Company. BCM as advisor also serves as a consultant in connection with the Company's business plan and investment policy decisions made by the Company's Board of Directors.



         BCM has been providing advisory services to the Company since February 6, 1989. BCM is a company owned by a trust for the benefit of the children of Gene E. Phillips. Mr. Phillips served as Chairman of the Board and as a Director of the Company until November 16, 1992. Mr. Phillips also served as a director of BCM until December 22, 1989, and as Chief Executive Officer of BCM until September 1, 1992. Mr. Phillips serves as a representative of the trust for the benefit of his children that owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to BCM's performance of advisory services to the Company. Ryan T. Phillips, a Director of the Company until June 6, 1996, is a director of BCM and a trustee of the trust that owns BCM. Oscar W. Cashwell, a Director of the Company, served as Executive Vice President of BCM until January 10, 1997.



         The Advisory Agreement provides that BCM shall receive base compensation at the rate of 0.125% per month (1.5% on an annualized basis) of the Company's Average Invested Assets. On October 23, 1991, based on the recommendation of BCM, the Company's advisor, the Company's Board of Directors approved a reduction in BCM's base advisory fee by 50% effective October 1, 1991. This reduction remains in effect until the Company's earnings for the four preceding quarters equals or exceeds $.50 per share.

         In addition to base compensation, the Advisory Agreement provides that BCM, or an affiliate of BCM, receive an acquisition fee for locating, leasing or purchasing real estate for the Company; a disposition fee for the sale of each equity investment in real estate; a loan arrangement fee; an incentive fee equal to 10% of net income for the year in excess of a 10% return on stockholders' equity, and 10% of the excess of net capital gains over net capital losses, if any; and a mortgage placement fee, on mortgage loans originated or purchased.



         The Advisory Agreement further provides that BCM shall bear the cost of certain expenses of its employees not directly identifiable to the Company's assets, liabilities, operations, business or financial affairs; and miscellaneous administrative expenses relating to the performance by BCM of its duties under the Advisory Agreement.


         If and to the extent that the Company shall request BCM, or any director, officer, partner or employee of BCM, to render services to the Company other than those required to be rendered by BCM under the Advisory Agreement, such additional services, if performed, will be compensated separately on terms agreed upon between such party and the Company from time to time. The Company has requested that BCM perform loan administration functions, and the Company and BCM have entered into a separate agreement, as described below.


         The Advisory Agreement automatically renews from year to year unless terminated in accordance with its terms. The Company's management believes that the terms of the Advisory Agreement are at least as fair as could be obtained from unaffiliated third parties.



         Since October 4, 1989, BCM has acted as loan administration/servicing agent for the Company, under an agreement terminable by either party upon thirty days' notice, under which BCM services the Company's mortgage notes and receives as compensation a monthly fee of .125% of the month-end outstanding principal balances of the mortgage notes serviced.



NOTE 14.  PROPERTY MANAGEMENT



         Since February 1, 1990, affiliates of BCM have provided property management services to the Company. Currently, Carmel Realty Services, Ltd. ("Carmel, Ltd.") provides property management services for a fee of 5% or less of the monthly gross rents collected on the properties under its management. Carmel, Ltd. subcontracts with other entities for the property-level management services to the Company at various rates. The general partner of Carmel, Ltd. is BCM. The limited partners of Carmel, Ltd. are (i) Syntek West, Inc. ("SWI"), of which Mr. Phillips is the sole shareholder, (ii) Mr. Phillips and (iii) a trust for the benefit of the children of Mr. Phillips. Carmel, Ltd. subcontracts the property-level management of the Company's hotels, shopping centers, one of its office buildings and the Denver Merchandise Mart to Carmel Realty, Inc. ("Carmel Realty"), which is a company owned by SWI. Carmel Realty is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Carmel, Ltd.

NOTE 15.  ADVISORY FEES, PROPERTY MANAGEMENT FEES, ETC.



         Fees and cost reimbursements to BCM and its affiliates were as follows:



                                                1996         1995         1994
                                               ------       ------       ------
Fees
    Advisory and mortgage
       servicing .......................       $1,539       $1,195       $1,242
    Brokerage commissions ..............        1,889          905          497
    Property and construction
       management and leasing
       commissions* ....................          892        1,200          899
    Loan arrangement ...................          806           95           25
                                               ------       ------       ------
                                               $5,126       $3,395       $2,663
                                               ------       ======       ======


Cost reimbursements ....................       $  691       $  516       $  434
                                               ======       ======       ======


---------------
* Net of property management fees paid to subcontractors, other than Carmel Realty.



NOTE 16.        INCOME TAXES



         Financial statement income varies from taxable income, principally due to the accounting for income and losses of investees, gains and losses from asset sales, depreciation on owned properties, amortization of discounts on notes receivable and payable and the difference in the allowance for estimated losses. At December 31, 1996, the Company had a tax net operating loss carryforward of $17.7 million expiring through 2010.



         At December 31, 1996, the Company has a deferred tax benefit of $5.2 million due to tax deductions available to it in future years. However, due to, among other factors, the Company's inconsistent earnings history, the Company was unable to conclude that the future realization of such deferred tax benefit, which requires the generation of taxable income, was more likely than not. Accordingly, a valuation allowance for the entire amount of the deferred tax benefit has been recorded.


The components of tax expense are as follows:


                                    1996             1995              1994
                                    ----             ----              ----

Income tax provision
  Current...................    $       --       $         2       $         9
                                ==========       ===========       ===========






NOTE 17.            EXTRAORDINARY GAIN



         In 1996, the Company recognized an extraordinary gain of $381,000 representing its equity share of TCI's extraordinary gain from the early payoff of debt and CMET's extraordinary gain from an insurance settlement.



         In 1995, the Company recognized an extraordinary gain of $783,000 representing its equity share of TCI's extraordinary gain from the early payoff of debt.

         In 1994, the Company recognized an extraordinary gain of $273,000 representing its equity share of TCI's extraordinary gain from settlement of claims against it by a lender. The Company also recognized $50,000 from forgiveness of a portion of a first mortgage due to the early payoff of the second mortgage.






NOTE 18.            RENTS UNDER OPERATING LEASES



         The Company's operations include the leasing of an office building, a merchandise mart and shopping centers. The leases thereon expire at various dates through 2006. The following is a schedule of minimum future rents on non-cancelable operating leases as of December 31, 1996:





         1997...............................             $ 1,899
         1998...............................               1,555
         1999...............................               1,075
         2000...............................                 740
         2001...............................                 599
         Thereafter.........................               1,444
                                                    ------------
                                                     $     7,302




NOTE 19.     COMMITMENTS AND CONTINGENCIES


         The Company is involved in various lawsuits arising in the ordinary course of business. In the opinion of the Company's management the outcome of these lawsuits will not have a material impact on the Company's financial condition, results of operations or liquidity.

NOTE 20.     QUARTERLY RESULTS OF OPERATIONS



         The following is a tabulation of the Company's quarterly results of operations for the years 1996 and 1995:



                                                                   Three Months Ended
                                     --------------------------------------------------------------------------
   1996                                 March 31,            June 30,        September 30,         December 31,
----------                           ---------------      -------------     ---------------      --------------

Revenue........................      $         6,790      $       5,346     $         7,306      $        7,537
Expense........................                8,255              8,555               9,279              12,488
                                     ---------------      -------------     ---------------      --------------
(Loss) from operations.........               (1,465)            (3,209)             (1,973)             (4,951)
Equity in income of
     investees.................                  678                271                 661                 394
Gain on sale of
     real estate...............                  559                547               1,961                 592
Extraordinary gain.............                   13                247                 121                  --
                                     ---------------      -------------     ---------------      --------------
Net income (loss)..............                 (215)            (2,144)                770              (3,965)

Preferred dividend
     requirement...............                   --                (17)                (48)                (48)
                                     ---------------      --------------    ---------------     ---------------
Net income (loss)
     applicable to
     common shares.............      $          (215)     $      (2,161)    $           722     $        (4,013)
                                     ================     ==============    ===============     ===============

Earnings per share
Income (loss) before extra-
     ordinary gain.............      $          (.02)     $        (.19)    $           .05     $          (.28)
Extraordinary gain.............                   --                .02                 .01                  --
                                     ---------------      -------------     ---------------     ---------------
Net income (loss)..............      $          (.02)     $        (.17)    $           .06     $          (.28)
                                     ===============      =============     ===============     ===============



                                                                   Three Months Ended
                                     --------------------------------------------------------------------------
   1995                                   March 31,          June 30,        September 30,        December 31,
----------                           ---------------      -------------     ----------------     --------------

Revenue........................      $         6,080      $       5,552     $          7,066     $        4,254
Expense........................                6,940              7,311                6,523              7,540
                                     ---------------      -------------     ----------------     --------------
Income (loss) from
     operations................                 (860)            (1,759)                 543             (3,286)
Equity in income (losses)
     of investees..............               (1,260)            (1,699)              (1,410)             3,518
Gains on sale of real estate...                  924                 24                1,596                 50
Extraordinary gain.............                  315                 12                  431                 25
                                     ---------------      -------------     ----------------     --------------
Net income (loss)..............      $          (881)     $      (3,422)    $          1,160     $          307
                                     ===============      =============     ================     ==============

Earnings per share
Income (loss) before extra-
     ordinary gain.............      $          (.20)     $        (.59)    $            .13     $          .05
Extraordinary gain.............                  .05                 --                  .07                .01
                                     ---------------      -------------     ----------------     --------------
Net income (loss)..............      $          (.15)     $        (.59)    $            .20     $          .06
                                     ===============      =============     ================     ==============

NOTE 21.  SUBSEQUENT EVENTS



     In February 1997, the Company completed the second phase of the BP Las Colinas land sale of 40.2 acres for $8.0 million, of which $7.2 million was in cash. In conjunction with the sale, the Company provided $800,000 of purchase money financing in the form of a six month unsecured loan. The loan bears interest at 12% per annum, with all accrued but unpaid interest and principal due at maturity. Of the net sales proceeds of $6.9 million, $1.5 million was used to payoff the underlying debt secured by the land in Las Colinas, pay a $500,000 maturity fee to the lender, make a $1.5 million principal paydown on the note secured by the Parkfield land in Denver, Colorado with the same lender, and $1.0 million was applied as a principal paydown on the term loan secured by the Las Colinas I land parcel. The Company will recognize a gain of $3.4 million on the sale, deferring the gain associated with the $800,000 loan until it is paid in full.



     In February 1997, the Company sold its mortgage note receivable secured by land in Osceola, Florida for $1.8 million in cash. The note receivable had a principal balance of $1.6 million at December 31, 1996 and had been in default since November 1993. See NOTE 3. "NOTES AND INTEREST RECEIVABLE." The Company will recognize a gain of approximately $150,000 on the sale.



     In January 1997, the Company sold 3.0 acres of the Las Colinas I Land in Las Colinas, Texas, for $1.2 million in cash. The Company recognized a gain of $697,000 on the sale.



     In January 1997, the Company purchased Scout land, 546 acres of undeveloped land in Tarrant County, Texas, for $2.2 million. The Company paid $725,000 in cash and obtained mortgage financing for the remaining $1.5 million of the purchase price. The mortgage bears interest at 16% per annum, requires quarterly interest payments of $61,000 beginning in April 1997, and matures in January 2000.



     In March 1997, the Company purchased Katy Road land, 130.6 acres of undeveloped land in Harris County, Texas for $5.0 million. The Company paid $958,000 in cash and obtained seller financing for the remaining $4.0 million of the purchase price. The mortgage bears interest at 9% per annum, requires quarterly interest payments of $92,000 and matures in March 2000.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


                       -----------------

                       TABLE OF CONTENTS



                                                           PAGE
                                                           ----
Explanatory Note.............................................1
Available Information........................................2
Incorporation of Certain Information
     by Reference............................................2
Ratio of Earnings to Fixed Charges...........................4
Use of Proceeds..............................................4
The Company..................................................4
The Business of the Company..................................5
Selected Financial Data.....................................22
Management's Discussion and Analysis
     of Financial Condition and Results
     of Operations..........................................23
Acquisition Terms...........................................30
Description of the Capital Stock............................31
Plan of Distribution........................................34
Legal Matters...............................................34
Experts.....................................................35
Index to Consolidated Financial
     Statements............................................F-1
Report of Independent Accountants..........................F-2
Consolidated Balance Sheets, December 31, 1996
     and 1995..............................................F-3
Consolidated Statements of Operations, Three Years
     Ended December 31, 1996, 1995 and 1994................F-5
Consolidated Statements of Stockholders' Equity,
     Years Ended December 31, 1996, 1995 and 1994..........F-6
Consolidated Statements of Cash Flows, Three Years
     Ended December 31, 1996, 1995 and 1994................F-7
Notes to Consolidated Financial Statements................F-10



                                PREFERRED STOCK


                                  COMMON STOCK



                             AMERICAN REALTY TRUST,
                                      INC.


                                ---------------

                                   PROSPECTUS

                                ---------------




                                 APRIL 29, 1997

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Thirteen of the Company's Articles of Incorporation provides that, to the fullest extent permitted by Georgia law, as the same exists or may be hereafter be amended, no director of the Company shall be personally liable to the Company or the shareholders of the Company for monetary damages for breach of the duty of care as a director, provided that Article Thirteen does not limit or eliminate liability for (i) a breach of duty involving an appropriation of a business opportunity of the Company; (ii) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) a transaction from which the director derived an improper personal benefit. In addition, a director's liability will not be limited as to any payment of a dividend or approval of a stock repurchase that is illegal under Section 14-2-640 of the Georgia Business Corporation Code.

     Article Thirteen applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity. In addition, Article Thirteen does not reduce the exposure of directors to liability under Federal securities laws.

     The Bylaws of the Company require the Company to indemnify any person who, by reason of the fact that he is or was a director of the Company, is made or is threatened to be made a party to an action, including an action brought by the Company or its shareholders. The Bylaws provide that the Company will indemnify such person against reasonably incurred expenses (including, but not limited to, attorneys' fees and disbursements, court costs, and expert witness fees), and against any judgments, fines and amounts paid in settlement, provided that the Company shall not indemnify such person under circumstances in which the Georgia Business Corporation Code, as in effect from time to time, would not allow indemnification.

     The Bylaws of the Company give the board of directors the power to cause the Company to provide to officers, employees, and agents of the Company all or any part of the right to indemnification afforded to directors of the Company as set forth in the Bylaws, subject to the conditions, limitations and obligations therein, upon a resolution to that effect identifying such officer, employee or agent and specifying the particular rights provided.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


         *3.1  -- Articles of Incorporation

         *3.2  -- Amendment to Articles of Incorporation dated September 15,
                  1989

         *3.3  -- Articles of Amendment setting forth Certificate of
                  Designation of Series A Cumulative Participating Preferred Stock dated as of April 11, 1990

         *3.4 -- Articles of Amendment dated December 10, 1990 to Articles of Incorporation

         *3.5  -- Amended By-laws of American Realty Trust, Inc., dated
                  December 11, 1991

         *3.6  -- Articles of Amendment of the Articles of Incorporation of
                  American Realty Trust, Inc. setting forth the Certificate of Designations, Preferences and Relative Participating or Optional or Other Special Rights, and Qualifications, Limitations on Restrictions thereof of Special Stock of American Realty Trust, Inc. (Series B 10% Cumulative Preferred Stock) dated as of April 4, 1996

         *3.7  -- Articles of Amendment of the Articles of Incorporation of
                  American Realty Trust, Inc. setting forth the Certificate of Designations, Preferences and Relative Participating or Optional or Other Special Rights, and Qualifications, Limitations on Restrictions thereof of Special Stock of American Realty Trust, Inc. (Series C 10% Cumulative Preferred Stock) dated as of June 4, 1996

         *3.8  -- Articles of Amendment of the Articles of Incorporation of
                  American Realty Trust, Inc. setting forth the Certificate of Designations, Preferences and Relative Participating or Optional or Other Special Rights, and Qualifications, Limitations or Restrictions thereof of Series D Cumulative Preferred Stock of American Realty Trust, Inc. dated as of August 2, 1996

         *3.9  -- Articles of Amendment of the Articles of Incorporation of
                  American Realty Trust, Inc. setting forth the Certificate of Designations, Preferences and Relative Participating or Optional or Other Special Rights, and Qualifications, Limitations or Restrictions thereof of Series E Cumulative Convertible Preferred Stock of American Realty Trust, Inc. dated as of December 3, 1996


         #3.10 -- Articles of Amendment of the Articles of Incorporation deleting Certificate of Designation of Series A Cumulative Participating Preferred Stock, dated as of February 28, 1997.


         *4.1  -- Instruments defining the rights of security holders
                  (incorporated in Exhibit 3.1)

         *5.1 -- Opinion of Holt Ney Zatcoff & Wasserman, LLP as to the legality of the Preferred Stock being offered

        **11.1 -- Statement re: computation of per share earnings

        **12.1 -- Statement re: computation of ratios

        **15.1 -- Letter re: unaudited interim financial information

         *21.1 -- Subsidiaries of the registrant


         #23.1 -- Consent of BDO Seidman LLP (American Realty Trust, Inc.)



         #23.2 -- Consent of BDO Seidman LLP (Continental Mortgage and
                  Equity Trust)



         #23.3 -- Consent of BDO Seidman LLP (Income Opportunity Realty
                  Investors, Inc.)



         #23.4 -- Consent of BDO Seidman LLP (Transcontinental Realty
                  Investors, Inc.)



         #23.5 -- Consent of BDO Seidman LLP (National Realty, L.P.)


         *23.6 -- Consent of Holt Ney Zatcoff & Wasserman, LLP (incorporated in Exhibit 5.1)


        ##24.1 -- Power of Attorney



        **29.1 -- Financial Data Schedule



----------

*    Previously filed.

**   To be filed by amendment.

#    Included herewith.

## Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-21591), filed with the Commission on February 11, 1997 and incorporated by reference therein.


ITEM 22. UNDERTAKINGS.

     (a)      The undersigned Company hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events
              arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to
              the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to Item 15, above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 29th day of April, 1997.


                                  AMERICAN REALTY TRUST, INC.


                                  By: /s/ KARL L. BLAHA
                                     -----------------------------------------
                                      Karl L. Blaha
                                      President (Principal Executive Officer)





     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




        Signature                          Title                       Date

  /s/ KARL L. BLAHA
---------------------------    President (Principal Executive     April 29, 1997
      Karl L. Blaha                Officer) and Director

            *
---------------------------          Director                     April 29, 1997
       Roy E. Bode

            *
---------------------------          Director                     April 29, 1997
    Oscar W. Cashwell

            *
---------------------------          Director                     April 29, 1997
       Al Gonzalez

            *
---------------------------          Director                     April 29, 1997
    Dale A. Crenwelge

            *
---------------------------     Executive Vice President and      April 29, 1997
    Thomas A. Holland               Chief Financial Officer
                                    (Principal Financial and
                                       Accounting Officer)


*By: /s/ KARL L. BLAHA
    -----------------------
         Karl L. Blaha
         Attorney-in-Fact

                                EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  *3.1  -- Articles of Incorporation

  *3.2  -- Amendment to Articles of Incorporation dated September 15,
           1989

  *3.3  -- Articles of Amendment setting forth Certificate of
           Designation of Series A Cumulative Participating Preferred
           Stock dated as of April 11, 1990

  *3.4 -- Articles of Amendment dated December 10, 1990 to Articles of Incorporation

  *3.5  -- Amended By-laws of American Realty Trust, Inc., dated
           December 11, 1991

  *3.6  -- Articles of Amendment of the Articles of Incorporation of
           American Realty Trust, Inc. setting forth the Certificate of
           Designations, Preferences and Relative Participating or
           Optional or Other Special Rights, and Qualifications,
           Limitations on Restrictions thereof of Special Stock of American Realty Trust, Inc. (Series B 10% Cumulative
           Preferred Stock) dated as of April 4, 1996

  *3.7  -- Articles of Amendment of the Articles of Incorporation of
           American Realty Trust, Inc. setting forth the Certificate of
           Designations, Preferences and Relative Participating or
           Optional or Other Special Rights, and Qualifications,
           Limitations on Restrictions thereof of Special Stock of American Realty Trust, Inc. (Series C 10% Cumulative
           Preferred Stock) dated as of June 4, 1996

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  *3.8  -- Articles of Amendment of the Articles of Incorporation of
           American Realty Trust, Inc. setting forth the Certificate of
           Designations, Preferences and Relative Participating or
           Optional or Other Special Rights, and Qualifications,
           Limitations or Restrictions thereof of Series D Cumulative
           Preferred Stock of American Realty Trust, Inc. dated as of
           August 2, 1996

  *3.9  -- Articles of Amendment of the Articles of Incorporation of
           American Realty Trust, Inc. setting forth the Certificate of
           Designations, Preferences and Relative Participating or
           Optional or Other Special Rights, and Qualifications,
           Limitations or Restrictions thereof of Series E Cumulative
           Convertible Preferred Stock of American Realty Trust, Inc.
           dated as of December 3, 1996

  #3.10 -- Articles of Amendment of the Articles of Incorporation deleting Certificate of Designation of Series A Cumulative
           Participating Preferred Stock, dated as of February 28, 1997.

  *4.1  -- Instruments defining the rights of security holders
           (incorporated in Exhibit 3.1)

  *5.1 -- Opinion of Holt Ney Zatcoff & Wasserman, LLP as to the legality of the Preferred Stock being offered

 **11.1 -- Statement re: computation of per share earnings

 **12.1 -- Statement re: computation of ratios

 **15.1 -- Letter re: unaudited interim financial information

  *21.1 -- Subsidiaries of the registrant

  #23.1 -- Consent of BDO Seidman LLP (American Realty Trust, Inc.)

  #23.2 -- Consent of BDO Seidman LLP (Continental Mortgage and
           Equity Trust)

  #23.3 -- Consent of BDO Seidman LLP (Income Opportunity Realty
           Investors, Inc.)

  #23.4 -- Consent of BDO Seidman LLP (Transcontinental Realty
           Investors, Inc.)

  #23.5 -- Consent of BDO Seidman LLP (National Realty, L.P.)

  *23.6 -- Consent of Holt Ney Zatcoff & Wasserman, LLP (incorporated in Exhibit 5.1)

 ##24.1 -- Power of Attorney

 **29.1 -- Financial Data Schedule


----------

*    Previously filed.

**   To be filed by amendment.

#    Included herewith.

## Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-21591), filed with the Commission on February 11, 1997 and incorporated by reference therein.